UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

CVB FINANCIAL CORP.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CVB FINANCIAL CORP.

NOTICE OF 2016 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, MAY 19, 2016

TO OUR SHAREHOLDERS:

The 2016 annual meeting of shareholders of CVB Financial Corp. will be held at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, on Thursday, May 19, 2016, at 7:00 p.m. local time.

At our meeting, we will ask you to act on the following matters:

1.            Election of Directors. Elect seven persons to the Board of Directors to serve a term of one year and until their successors are elected and qualified. The following seven persons are our nominees:

George A. Borba, Jr.	Christopher D. Myers
Stephen A. Del Guercio	Raymond V. O’Brien III
Robert M. Jacoby, C.P.A.	Hal W. Oswalt
Kristina M. Leslie

2.            Ratification of Appointment of Independent Registered Public Accountants. Ratify the appointment of KPMG LLP as our independent registered public accountants for 2016.

3.            Other Business. Transact any other business that properly comes before the meeting.

Our Bylaws provide for the nomination of directors in the following manner:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of voting stock of the corporation entitled to vote for the election of directors. Notice of intention to make any nominations, other than by the Board of Directors, shall be made in writing and shall be received by the President of the corporation no more than 60 days prior to any meeting of shareholders called for the election of directors, and no more than 10 days after the date the notice of such meeting is sent to shareholders pursuant to Section 2.2 of these bylaws; provided, however, that if only 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate shall be received by the President of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of voting stock of the corporation owned by the notifying shareholder. Nominations not made in accordance herewith shall be disregarded by the then chairman of the meeting, and the inspectors of election shall then disregard all votes cast for each nominee.”

Additional information regarding procedures for shareholders recommending nominees for directors is set forth under the heading “Consideration of Shareholder Nominees.”

If you were a shareholder of record at the close of business on March 24, 2016, you may vote at the annual meeting or at any postponement or adjournment of the meeting.

Important Notice Regarding the Availability of Proxy Materials

for the 2016 Annual Meeting of Shareholders to Be Held on May 19, 2016:

This Proxy Statement and our Annual Report on Form 10-K for the fiscal year 2015 are available on the Internet at: http://www.cbbank.com/annualmaterials.

IT IS IMPORTANT THAT ALL SHAREHOLDERS VOTE. WE URGE YOU TO PLEASE SIGN, DATE AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR INTERNET, SO THAT YOUR SHARES WILL BE REPRESENTED WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.

IF YOU RECEIVED A PAPER COPY OF THIS PROXY STATEMENT AND A PROXY CARD, PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

By Order of the Board of Directors

Myrna L. DiSanto
Dated: April 8, 2016	Corporate Secretary

CVB FINANCIAL CORP.

PROXY STATEMENT

CVB FINANCIAL CORP.

701 North Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

This proxy statement contains information about the annual meeting of shareholders of CVB Financial Corp. to be held on Thursday, May 19, 2016, beginning at 7:00 p.m., local time, at the Citizens Business Bank Arena, located at 4000 East Ontario Center Parkway, Ontario, CA 91764, and at any postponements or adjournments of the meeting. CVB Financial Corp. is a bank holding company whose principal subsidiary is Citizens Business Bank. CVB Financial Corp. and Citizens Business Bank are sometimes referred to collectively in this proxy statement as the “Company.”

PROXY STATEMENT SUMMARY

Here we present an overview of information that you will find throughout this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting.

Annual Meeting of Shareholders

Time and Date:	7:00 p.m., PDT, May 19, 2016

Place:	Citizens Business Bank Arena
4000 East Ontario Center Parkway
Ontario, CA 91764

Record Date:	Shareholders as of the close of business on March 24, 2016

Admission/ Audio Webcast:	Please follow the instructions contained in “Questions and Answers About the Annual Meeting and Voting” on page 50.

On April 8, 2016, we posted on our website at: www.cbbank.com/Investors/AnnualMeetingMaterials, and began mailing to shareowners who requested paper copies, this proxy statement and our 2016 Annual Report.

Shareowner Voting Matters

Proposal	Board’s Voting Recommendation	Page Reference
1. Election of Directors	FOR EACH NOMINEE	6
2. Ratification of Independent Registered Public Accounting Firm	FOR	48

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our Board of Directors is committed to good business practices, transparency in financial reporting and the highest levels of corporate governance. To that end, the Board of Directors has adopted Corporate Governance Guidelines, which among other things, provide for:

•	At least a majority of independent directors;
•	Audit, compensation and nominating and corporate governance committees consisting solely of independent directors;
•	Periodic executive sessions of non-management directors and audit committee directors;
•	An annual self-evaluation process for the Board of Directors and its committees;
•	Ethical conduct of directors;
•	Director access to officers and employees;
•	Director access to independent advisors;
•	Periodic review of management’s succession plan; and
•	Methodology for reporting concerns to non-employee directors or the Audit Committee.

A copy of our Corporate Governance Guidelines is available on our website at www.cbbank.com by clicking the tab “Investors,” “Corporate Overview” and then “Governance Documents.”

Board Selection Process

We have established a Nominating and Corporate Governance Committee. This committee assists the Board of Directors in director selection, as well as review and consideration of developments in corporate governance practices. This committee also recommends to the Board of Directors director nominees for each Board of Directors committee, and reviews any director candidates submitted by shareholders. The Nominating Committee will consider candidates recommended by shareholder(s) utilizing the same criteria as candidates identified by the Nominating Committee.

The Nominating and Corporate Governance Committee is responsible for annually reviewing and evaluating with the Board of Directors the appropriate skills and characteristics required of members of the Board of Directors in the context of the current composition of the Board of Directors and our goals for nominees to the Board of Directors, including nominees who are current members of the Board of Directors. The Nominating and Corporate Governance Committee has the authority to utilize, and from time to time engages, third party advisors, as appropriate, to assist it in fulfilling its Board of Directors selection function. During fiscal year 2015, the Nominating and Corporate Governance Committee engaged Chrisman & Company to assist it in identifying and assessing potential director candidates, including Ms. Kristina M. Leslie, who was appointed to our Board in August 2015. Services provided by third party advisors generally include identifying and assessing potential director candidates meeting criteria established by the Nominating and Corporate Governance Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.

The Nominating and Corporate Governance Committee considers the entire makeup of the Board of Directors when making its nominating recommendations to the full Board of Directors, including age, experience and skillset. In identifying and evaluating nominees for director, the goals of the Nominating and Corporate Governance Committee include maintaining a strong and experienced Board of Directors by continually assessing the Board of Directors’ business background, current responsibilities, community involvement, independence, commitment to CVB Financial Corp. (including meaningful ownership of our common stock with a market value of at least $100,000) and time available for service. The Nominating and Corporate Governance Committee also considers diversity of viewpoints, background, experience (including skill diversity) and other demographics in the selection of nominees.

Other important factors the Nominating and Corporate Governance Committee will consider in evaluating nominees include current knowledge of and contacts in CVB Financial Corp.’s industry (banking) and other industries relevant to CVB Financial Corp.’s business, and ability to work together with other members of the Board of Directors.

In 2014, our Board of Directors, acting on the recommendation of our Nominating and Corporate Governance Committee, adopted a mandatory retirement policy for members of the Board of Directors. This policy provides that any Board member who reaches his or her 78th birthday would be permitted to serve out the remainder of his or her then-current one-year term, but would be ineligible to be renominated for re-election. However, for any existing Board member who was serving on the Board of Directors at the time this policy was adopted, there was a two-year “grandfather period” whereby such director would remain eligible for renomination for the next two annual elections of directors but not thereafter.

Mr. San E. Vaccaro was the only member of our Board of Directors who qualified for the “grandfather period” exception to our mandatory retirement policy when it was adopted, and now that this two-year period has expired, Mr. Vaccaro is not eligible for renomination in 2016. Accordingly, the term of Mr. Vaccaro’s service on our Board of Directors will end as of the date of our 2016 annual shareholders’ meeting.

The enumerated size of the Board of Directors for each of CVB Financial Corp. and Citizens Business Bank is currently set at eight members, and it has been the consistent practice for the same directors to serve on the respective Boards of Directors of both entities. Upon the completion of Mr. Vaccaro’s term of service, our Board of Directors will have one vacancy. The Nominating and Corporate Governance Committee is presently seeking to fill this open position on the Board of Directors and is considering the qualifications of various candidates.

Board Leadership Structure and Risk Oversight

The business and affairs of CVB Financial Corp. and Citizens Business Bank are managed under the direction of our Board of Directors. The Board of Directors has historically separated the role of Chief Executive Officer and Chairman of the Board. This structure, together with our other strong corporate governance practices, provides robust independent oversight of management while ensuring clear strategic alignment throughout the Company. Mr. Raymond V. O’Brien III was elected by the Board of Directors as the Chairman of the Board, effective on January 1, 2015. Mr. O’Brien had previously served as a director of CVB Financial Corp. and Citizens Business Bank since 2012, and as Vice-Chairman of the Board since March 2014. Mr. George A. Borba, Jr., who has served as a director of CVB Financial Corp. and Citizens Business Bank since 2012, continues to serve as our Vice-Chairman of the Board. Christopher D. Myers currently serves as our President and Chief Executive Officer and as one of our directors.

Separate board committees exist at CVB Financial Corp. and Citizens Business Bank, each of which is responsible for supervising various areas of risk. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee exist at CVB Financial Corp. The Balance Sheet Management Committee, Loan Committee, Risk Management Committee and Trust Services Committee exist at Citizens Business Bank. All of the committees meet regularly and report to the full Board of Directors.

The Board of Directors is charged with providing oversight of the Company’s risk management policies and processes. In accordance with the rules and regulations of the NASDAQ Stock Market, the Audit Committee is primarily responsible for overseeing the risk management function at CVB Financial Corp. on behalf of the Board of Directors.

The Risk Management Division of Citizens Business Bank conducts periodic monitoring of compliance efforts with a special focus on those areas that expose the Bank to compliance risk. The purpose of the periodic monitoring is to ensure that Citizens Business Bank’s associates and business practices are adhering to established policies and procedures. The Chief Risk Officer of Citizens Business Bank notifies the appropriate department head, the Management Compliance Committee, the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp. of any significant violations noted.

The committees meet periodically with the various members of management and receive comprehensive reports on risk management, including management’s assessment of risk exposures (including risks related to liquidity, market sensitivity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. From time to time, the committees also receive updates between meetings from members of management relating to risk oversight matters. The Audit Committee is presented with a report on enterprise risk management by management on at least a quarterly basis, and this report is shared and discussed with the full Board of Directors.

In addition to the Risk Management Committee of Citizens Business Bank and the Audit Committee of CVB Financial Corp., other committees of the Board of CVB Financial Corp. consider the risks within their areas of responsibility. For example, the Compensation Committee of CVB Financial Corp. considers the risks that may be implicated by our executive compensation programs, including our Executive Incentive Plan. For a discussion of the Compensation Committee’s review of CVB Financial Corp.’s senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Committee Report — Discussion of Compensation Policies and Practices Related to Risk Management” in this proxy statement.

All board committees have continued to be fully staffed.

Consideration of Shareholder Nominees

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board of Directors. In evaluating nominees, the Nominating and Corporate Governance Committee will look at the same factors described under the heading “Board Selection Process” above that it uses for nominees who come to its attention from persons other than current members of the Board of Directors. Recommendations must be submitted in writing to the attention of the Chair of the Nominating and Corporate Governance Committee at the following address:

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Shareholders should include in such recommendation (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of voting stock of CVB Financial Corp. owned by each proposed nominee and the notifying shareholder; (d) the name and residence address of the notifying shareholder; and (e) a letter from the proposed nominee indicating that such proposed nominee wishes to be considered as a nominee for the CVB Financial Corp. Board of Directors and will serve as a member of the CVB Financial Corp. Board of Directors if elected. In addition, each recommendation must set forth in detail the reasons why the notifying shareholder believes the proposed nominee meets the criteria set forth in the Nominating and Corporate Governance Committee Charter for serving on CVB Financial Corp.’s Board of Directors.

In addition, our Bylaws permit shareholders to nominate directors for consideration at an annual meeting. For a description of the process, see the “Notice of 2016 Annual Meeting of Shareholders” included herein.

Executive Sessions

Executive sessions of independent directors are held at least six times a year. The person who presides at these meetings is chosen by the independent directors.

Attendance at Annual Meetings

The Board of Directors encourages all of its members to attend the annual meeting of shareholders. All of our directors who were directors at the time attended the 2015 annual meeting of shareholders.

Communications with the Board of Directors

Shareholders wishing to contact CVB Financial Corp.’s Board of Directors, including a committee of the Board of Directors, may do so by writing to the following address to the attention of the Board of Directors or a committee of the Board of Directors at:

Board of Directors

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

Confidential communications may be sent through the Internet by logging on to http://www.reportit.net and entering the username: “Citizens” and the password: “Citizens.” All communications sent to the Board of Directors will be communicated with the entire Board of Directors unless the communication is intended only for a specific committee. CVB Financial Corp.’s Corporate Secretary keeps a log of all communications sent to the Board of Directors or its committees. This log is available for inspection by the members of the Board of Directors.

Executive Officers

Biographical information about all of our named executive officers is contained under Item 1 of our Annual Report on Form 10-K, a copy of which is being mailed with this proxy statement or, as referenced in the Notice, is available on the SEC’s website at http://www.sec.gov and at www.cbbank.com/annualmaterials.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

PROPOSAL 1:

ELECTION OF DIRECTORS

We have nominated seven directors for election at the annual meeting of shareholders, which is one fewer than the number fixed for the election of directors. As noted above, there will be one vacancy on the Board of Directors created by the mandatory retirement of San E. Vaccaro effective at our annual meeting on May 19, 2016, and the Board of Directors intends to fill this vacancy as soon as a qualified candidate is identified who is willing to serve.

We have nominated the persons named below, all of whom are present members of CVB Financial Corp.’s Board of Directors, for election to serve until our 2017 annual meeting of shareholders and until their successors have been elected and qualified. Each of these persons is also a member of the Board of Directors of our principal subsidiary, Citizens Business Bank. Members of the Board of Directors will cast their votes to effect the election of these nominees. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board of Directors. Proxies cannot be voted for a greater number of individuals than the number of nominees named.

Each of our Board members was nominated based on the assessment of our Nominating and Corporate Governance Committee and our Board of Directors that the nominees have demonstrated an ability to make meaningful contributions to the oversight of our business and affairs, have a reputation for honesty and ethical conduct in their personal and professional activities, and share independence, experience and sufficient communication and analytical skills.

The Nominees

The directors standing for reelection are:

					Nominee Committee Memberships
					CVBF Board Committees			CBB Board Committees
Name Current Position	Age	Occupation	Director Since	Independent	Audit	Compensation	Nominating & Corporate Governance	Balance Sheet Management	Loan	Risk Management	Trust Services
Raymond V. O’Brien III Chairman of the Board	59	Chief Executive Officer, Cal Plate, Inc.	2012	YES	•	Chair	Chair	Chair	•	•	•
George A. Borba, Jr. Vice Chairman of the Board	48	Partner, George Borba & Son Dairy, L.P.	2012	YES		•	•	•	•	•	Chair
Stephen A. Del Guercio Director	54	Partner, Demetriou, Del Guercio, Springer & Francis, LLP	2012	YES	•	•	•	•		Chair	•
Robert M. Jacoby Director	74	Certified Public Accountant	2005	YES	Chair	•	•	•		•	•
Kristina M. Leslie Director	51	Retired Finance Executive	2015	YES	•	•	•	•		•	•
Christopher D. Myers Director, President and Chief Executive Officer	54	President and Chief Executive Officer, CVB Financial Corp.	2006	NO				•	Chair	•	•
Hal W. Oswalt Director	68	President and Chief Executive Officer, Oswalt Consulting	2014	YES	•	•	•	•		•	•

Six of our seven nominees were elected at the 2015 annual meeting of shareholders, and one nominee (Kristina M. Leslie) was appointed effective on August 21, 2015. Although each of the nominees was selected based on the entirety of his or her experience and skills, the following sets forth certain specific qualifications for directorship for each of our directors:

George A. Borba, Jr. is Vice-Chairman of the Board and has served on our Board since 2012. Mr. Borba, a dairy farmer, became a partner in George Borba & Son Dairy, L.P. in 1990. He is currently President of Belonave Dairy and 5 Mile Ranch LLC, both located in Bakersfield, California, which together represent one of the larger dairy operations in the State of California. Mr. Borba earned a B.S. in Agricultural Business Management with a concentration in Finance from the California Polytechnic University in San Luis Obispo. He has served on various boards in San Bernardino and Kern Counties and is active in the Bakersfield community, serving and volunteering at St. Francis Catholic Church, Bethany Homeless Shelter and the Alliance Against Family Violence and Sexual Assault. Mr. Borba is a member of the Compensation Committee of CVB Financial Corp., and he is Chairman of the Trust Services Committee and is a member of the Balance Sheet Management Committee, the Loan Committee, and the Risk Management Committee of the Citizens Business Bank Board. Mr. Borba brings to the Board a deep understanding of the dairy and agricultural industries, which are key components of Citizens Business Bank’s loan portfolio, as well as strong connections with the business community in the Central Valley of California, which is an important region for Citizens Business Bank’s current and future growth.

Stephen A. Del Guercio has served on our Board since 2012. Mr. Del Guercio is presently a partner with the law firm of Demetriou, Del Guercio, Springer & Francis, LLP. He was admitted to the California Bar in 1986. His practice areas include real estate and corporate transactional law, serving mid-sized businesses and high net worth individuals. He received his B.A. from the University of Southern California, graduating magna cum laude in 1983, and he received his J.D. from the University of Southern California Law School, graduating Order of the Coif in 1986. Mr. Del Guercio served on the City Council of the City of La Canada Flintridge from 2001 to 2013, including three one-year terms as Mayor. He is also involved with various community and charitable organizations in the greater Pasadena and Los Angeles areas. Mr. Del Guercio is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of CVB Financial Corp., and he is a member of the Balance Sheet Management Committee, the Risk Management Committee and the Trust Services Committee of the Citizens Business Bank Board. Mr. Del Guercio’s qualifications to sit on the Board include his legal and financial experience and his extensive relationships in the business community in the San Gabriel Valley, which is another key region for Citizens Business Bank.

Robert M. Jacoby, C.P.A. is a Certified Public Accountant who has served on our Board since 2005. He is one of two designated financial experts on the Audit Committee of CVB Financial Corp. As an accountant, Mr. Jacoby has operated his own accounting practice since 1992. Prior to 1992, he was with the accounting firm of Grant Thornton for 21 years, where he specialized in banking, manufacturing and distribution. Mr. Jacoby is a member of the American Institute of Certified Public Accountants (AICPA) and the California Society of Certified Public Accountants. Mr. Jacoby was previously the engagement partner for Grant Thornton when the firm was the accounting firm for Chino Valley Bank, the predecessor company to Citizens Business Bank, from 1981 to 1987. Mr. Jacoby was also a director of the former First American Bank (now PacWest Bancorp) in Rosemead, California for thirteen years. Mr. Jacoby is Chairman of the Audit Committee and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee of CVB Financial Corp., and he is a member of the Balance Sheet Management Committee, the Risk Management Committee and the Trust Services Committee of the Citizens Business Bank Board. Mr. Jacoby’s qualifications to sit on the Board include his financial and accounting expertise, his years of experience as a bank director, and his history with and knowledge of CVB Financial Corp.’s and Citizens Business Bank’s financial and business affairs.

Kristina M. Leslie is a consultant and corporate director and the second designated financial expert serving on the Audit Committee of CVB Financial Corp. Ms. Leslie was appointed to our Board effective on August 21, 2015. Ms. Leslie has served in a variety of senior financial management roles, including in treasury, investor relations and strategic planning at Paramount Communications, as Director of Financial Planning for Viacom Inc., and as Head of Strategic Planning and Corporate Finance, and then Chief Financial Officer, of Dreamworks, until her retirement in 2007. Since that date, Ms. Leslie has served as a corporate director for a number of entities, including Orbitz Worldwide, Pico Holdings (NASDAQ: PICO) and Blue Shield of California. She received her B.A. in Economics from Bucknell University and a M.B.A. in Finance from Columbia University. Ms. Leslie serves as a member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of CVB Financial Corp., and she is a member of the Balance Sheet Management Committee, Loan Committee, Risk Management Committee and Trust Services Committee of the Citizens Business Bank Board. Ms. Leslie’s qualifications to sit on our Board include her extensive experience in the areas of treasury management, financial planning, accounting and finance, and her prominence in the business community in the San Gabriel Valley where Citizens Business Bank has important operations and customers.

Christopher D. Myers is the current President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank. He has served in that capacity and as a Board member since August 1, 2006. During his tenure, the Bank produced record earnings in 2006, 2011, 2013, and 2014, and extended its quarterly profit record to 155 consecutive quarters. For 2015, Forbes ranked CVB Financial Corp. “number one” in terms of overall performance when compared to the “100 largest banks in America.” From 2004 to 2006, Mr. Myers served as Chairman of the Board and Chief Executive Officer of Mellon 1st Business Bank, a $3 billion-asset Los Angeles-based bank that was acquired by U.S. Bank. From 1996 to 2003, he held several management positions with Mellon 1st Business Bank, including Executive Vice President, Regional Vice President, and Vice President/Group Manager. He is presently a board member of the California Bankers Association and the UCLA Anderson School of Management’s Fink Center for Finance and Investments. Mr. Myers received his B.A. from Harvard University and a M.B.A. in Finance and Marketing from UCLA and has over 30 years of experience in banking. Mr. Myers serves as Chairman of the Loan Committee and as a member of the Balance Sheet Management Committee, the Risk Management Committee and the Trust Services Committee of the Citizens Business Bank Board. Mr. Myers’ qualifications to sit on our Board include his extensive banking, operational and executive leadership experience.

Raymond V. O’Brien III is Chairman of the Board and has served on our Board since 2012. Mr. O’Brien has an extensive background in both manufacturing and banking. Mr. O’Brien began his professional career in banking in 1979 with Chase Manhattan Bank and moved to 1st Business Bank in 1983. In 1987, he left the banking profession and became CEO and owner of I.L. Walker, a Los Angeles-based manufacturing company. Over the next two-plus decades, Mr. O’Brien owned and led several manufacturing companies. He is currently the Chief Executive Officer and owner of Cal Plate, Inc., based in Artesia, CA. Mr. O’Brien was a founding director of American Business Bank in 1997 and served as a director at that institution until 2012. Mr. O’Brien earned his B.B.A. in Finance from the University of Notre Dame in 1979. Mr. O’Brien is an active “49er” member of the Young Presidents’ Organization. Mr. O’Brien is Chairman of the Compensation Committee, Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee of CVB Financial Corp. Mr. O’Brien is Chairman of the Balance Sheet Management Committee and is a member of the Risk Management Committee, the Loan Committee and the Trust Services Committee of the Citizens Business Bank Board. Mr. O’Brien’s qualifications to sit on our Board include his operational and financial expertise gained from the successful operation of a number of business entities, as well as his direct experience as a banker and bank director.

Hal W. Oswalt was appointed as a director of CVB Financial Corp. and Citizens Business Bank effective January 1, 2014. Mr. Oswalt spent 16 years as a commercial banker in Oklahoma, where he served as President, CEO and a director of community banks in Oklahoma City and Tulsa. Since 1991, he has worked in the consulting industry where his roles have included serving as Managing Director of Global Consulting at Alltel Financial Services, as Managing Director of Sheshunoff Consulting Services, President of Brintech, Inc. and President of SC+S Risk Management Services. Over a 20-year period, he has managed consulting projects throughout the United States, Europe, Asia and Australia. Mr. Oswalt earned a B.S. in Business and a M.B.A. from Oklahoma State University. He is also a graduate of the University of Wisconsin’s Graduate School of Banking. Mr. Oswalt is a member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee of CVB Financial

Corp., and he is a member of the Balance Sheet Management Committee, the Risk Management Committee and the Trust Services Committee of the Citizens Business Bank Board. Mr. Oswalt’s qualifications to sit on our Board include his extensive background in both commercial banking and financial consulting, and his particular expertise in strategic planning, cost management and organizational change management.

Director Independence

With the exception of Mr. Myers, each of our directors is “independent” within the meaning of the rules and regulations promulgated by the NASDAQ Stock Market and has been determined to be “independent” by our Nominating and Corporate Governance Committee, with respect to his or her Board service and the Committees on which each such director respectively serves. In making such determinations, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other transactions involving each director or immediate family member and his or her related interests, and the Company, if any.

The Board of Directors and Committees

The Board of Directors of CVB Financial Corp. oversees our business and corporate affairs. As set forth previously, the Board of Directors of CVB Financial Corp. also has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board of Directors of Citizens Business Bank has four standing committees: Balance Sheet Management Committee, Loan Committee, Risk Management Committee and Trust Services Committee.

The Number of Meetings Attended

During 2015, CVB Financial Corp.’s Board of Directors held 12 regular meetings and 4 special meetings, and the Board of Directors of Citizens Business Bank held 12 regular meetings and 2 special meetings. All of the directors of CVB Financial Corp. and Citizens Business Bank who served in 2015, and all of the directors of CVB Financial Corp. who are nominated for election at the 2016 annual meeting of shareholders, attended at least 75% of the aggregate of (i) the total number of CVB Financial Corp. and Citizens Business Bank Board meetings which they were eligible to attend and (ii) the total number of meetings held by all committees of the Board of Directors of CVB Financial Corp. or Citizens Business Bank on which they served during 2015 and which they were eligible to attend.

Audit Committee

The Audit Committee of the Board of Directors is composed of Robert M. Jacoby (Chairman), Stephen A. Del Guercio, Raymond V. O’Brien III, Kristina M. Leslie and Hal W. Oswalt. San E. Vaccaro was a member of our Audit Committee during 2015 and will continue to be a member until the term of his service on our Board of Directors ends at our 2016 annual meeting. The Audit Committee operates under a written charter, adopted by the Board of Directors, which is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Audit Committee is a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each of the members of the Audit Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market.

The purpose of the Audit Committee is to oversee and monitor (i) the integrity of our financial statements and the Company’s systems of internal accounting and financial controls; (ii) our compliance with applicable legal and regulatory requirements; (iii) our independent auditor qualifications and independence; and (iv) the performance of our internal audit function and independent auditors. The Board of Directors has determined that Mr. Jacoby and Ms. Leslie are “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

The Audit Committee has sole authority to appoint or replace the Company’s independent auditors (including oversight of audit partner rotation). The Audit Committee is also directly responsible for the compensation and oversight of the work of the independent auditors. Our internal audit function and our independent auditors report directly to the Audit Committee. Among other things, the Audit Committee prepares the audit committee report for inclusion in the annual proxy statement, reviews and discusses with management and the independent auditors our independent certified audits; reviews and discusses with management and the independent auditors our quarterly and annual financial statements; reviews the adequacy and effectiveness of our disclosure controls and procedures; approves all auditing and permitted non-auditing services performed by our independent auditors; reviews significant findings by our bank regulators and management’s response thereto; establishes procedures to anonymously and confidentially handle complaints we receive regarding auditing matters and accounting and internal accounting controls; and handles the confidential, anonymous submission to it by our employees of concerns regarding questions relating to accounting or auditing matters. The Audit Committee also has authority to retain independent legal, accounting and other advisors as the Audit Committee deems necessary or appropriate to carry out its duties. The Audit Committee held 12 meetings during 2015, plus 5 special meetings for the purpose of reviewing and approving SEC filings and appointing our independent auditing firm.

The report of the Audit Committee is included below.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this Report by reference.

The Audit Committee reports to the Board of Directors and is responsible for overseeing and monitoring financial accounting and reporting, the system of internal controls established by management and the audit process of CVB Financial Corp. The Audit Committee manages CVB Financial Corp.’s relationship with its independent auditors (who report directly to the Audit Committee).

In discharging its oversight responsibility, the Audit Committee has met and held discussions with management and KPMG LLP, the independent registered public accounting firm for CVB Financial Corp., regarding the audited consolidated financial statements. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) in Auditing Standard No. 16 on Communications with Audit Committees. The Audit Committee also has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent auditors their independence and satisfied itself as to their independence. The Audit Committee also reviewed the PCAOB inspection report and peer review report of KPMG LLP by PricewaterhouseCoopers LLP.

Based on these discussions and reviews, the Audit Committee recommended that the Board of Directors approve the inclusion of CVB Financial Corp.’s audited consolidated financial statements in the Annual Report on Form 10-K, for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

THE AUDIT COMMITTEE

Robert M. Jacoby, C.P.A., Chairman

Stephen A. Del Guercio

Kristina M. Leslie

Raymond V. O’Brien III

Hal W. Oswalt

San E. Vaccaro

Nominating and Corporate Governance Committee

The Board of Directors has a Nominating and Corporate Governance Committee consisting of Raymond V. O’Brien III (Chairman), George A. Borba, Jr., Stephen A. Del Guercio, Robert M. Jacoby, Kristina M. Leslie and Hal W. Oswalt. San E. Vaccaro was a member of the Nominating and Corporate Governance Committee during 2015 and will continue to be a member until the term of his service on our Board of Directors ends at our 2016 annual meeting. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market.

As set forth above, the Nominating and Corporate Governance Committee:

•	Assists the Board of Directors by identifying individuals qualified to become members of the Board of Directors;
•	Recommends to the Board of Directors the director nominees for the next annual meeting;
•	Recommends to the Board of Directors director nominees for each Board committee; and
•	Develops and recommends a set of corporate governance principles applicable to CVB Financial Corp.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include: retaining and terminating any outside search firm to identify director candidates; receiving communications from shareholders regarding any matters of concern; recommending to the Board the appropriate directors to serve on each Board committee; and reviewing and reassessing the adequacy of its charter and its own performance on an annual basis. The procedures for nominating directors, other than by the Board of Directors itself, are set forth in the bylaws and reprinted in the Notice of Annual Meeting of Shareholders. The charter of the Nominating and Corporate Governance Committee is available on our website at www.cbbank.com by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.” The Nominating and Corporate Governance Committee held 5 regular meetings during 2015.

Compensation Committee

The Compensation Committee of the Board of Directors of CVB Financial Corp. (the “Compensation Committee”) has overall responsibility for overseeing our compensation and employee benefit plans and practices, including our executive compensation plans and our incentive compensation, bonus and equity-based plans. This committee is composed of Raymond V. O’Brien III (Chairman), George A. Borba, Jr., Stephen A. Del Guercio, Robert M. Jacoby, Kristina M. Leslie and Hal W. Oswalt. San E. Vaccaro was a member of the Compensation Committee during 2015 and will continue to be a member until the term of his service on our Board of Directors ends at our 2016 annual meeting. Each of the members of the Compensation Committee is independent within the meaning of the rules and regulations of the NASDAQ Stock Market. During 2015, the Compensation Committee held 12 regular meetings.

The Compensation Committee has a charter, which can be found on CVB Financial Corp.’s website, www.cbbank.com, by clicking the tab “Investors,” then “Corporate Overview” and then “Governance Documents.”

The Compensation Committee has the responsibility of recommending to the Board of Directors the appropriate level of compensation for the Board of Directors, and for determining the total compensation of all officers of CVB Financial Corp. and Citizens Business Bank.

The Compensation Committee may delegate its authority to others within the organization if it deems necessary, but has not done so. Our Chief Executive Officer, Chief Financial Officer, and Human Resources Director participate, when requested to do so, in determining or recommending the amount or form of executive and director compensation (except with respect to their own compensation).

Role of the Compensation Consultant

The Compensation Committee has the authority to consult and retain internal and external advisors as needed. In determining the compensation of our named executive officers, including our President and Chief Executive Officer, and our Board of Directors, the Compensation Committee utilizes a variety of resources, including reports, information and advice provided by the firm Frederic W. Cook & Co., Inc. (“Cook”), which is a leading national firm specializing in providing executive compensation consulting services to public companies.

Cook was initially retained by our Compensation Committee in November, 2013, in connection with the 2014 renewal of the Employment Agreement by and among CVB Financial Corp., Citizens Business Bank and our President and Chief Executive Officer, Christopher D. Myers. At that time, the Compensation Committee retained Cook to assist the Committee in (1) evaluating the performance of Mr. Myers as President and Chief Executive Officer, (2) developing a peer group of companies believed to be reasonably comparable to CVB Financial Corp., as further described in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” and (3) analyzing and benchmarking the key terms of Mr. Myers’ renewed Employment Agreement, including base salary, bonus, equity-based incentives and benefit plans, as well as reviewing other material provisions. Additional information concerning Mr. Myers’ 2014 Employment Agreement is set forth in the section of this proxy statement on “2009 and 2014 Employment Agreements with Chief Executive Officer.”

Cook was subsequently engaged by the Compensation Committee in June 2014 to provide a second report for the purpose of benchmarking the base salary, bonus, equity-based incentive plans, and benefit plans for each of our five named executive officer positions: our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, our Executive Vice President and Chief Credit Officer, our Executive Vice President and Sales Division Manager, and our Executive Vice President and Chief Operations Officer. Cook performed this analysis by (1) utilizing the same peer group of companies developed and employed in connection with Cook’s evaluation and recommendations regarding the compensation of Mr. Myers, as described above, and (2) gathering peer group compensation data, as disclosed in relevant SEC filings by the respective peer group companies, including in proxy statements, annual reports and Form 8-K filings.

In October 2014, Cook was engaged by the Compensation Committee to provide a third report focusing on the compensation of members of the Board of Directors of CVB Financial Corp. and Citizens Business Bank. With respect to director compensation, Cook used the same peer companies to benchmark cash retainer levels for board and committee services, equity grants and other typical program features. Director compensation for CVB Financial Corp. and Citizens Business Bank is discussed further in the section of this proxy statement on “Director Compensation.”

For additional information on Cook’s assistance in connection with the development of the group of peer companies for CVB Financial Corp., please refer to the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant.”

It is the Compensation Committee’s practice and intention to continue to engage Cook or another recognized compensation firm on a periodic basis to provide reports and advice to the Committee on compensation and employment terms and practices as applicable to our officers and directors. While the relevant time periods between such engagements may vary depending on market trends, company performance, staffing needs and competitor activity, it is anticipated that the Committee would utilize an outside compensation consultant on a two-to-three year cycle for the purpose of benchmarking the compensation and other benefits provided to our President and CEO, named executive officers and directors, respectively, to comparable metrics at an appropriate peer group of companies.

In 2015, CVB Financial Corp. engaged Cook for routine proxy advisory services at a total cost of approximately $40,000. Our assessment found no conflict of interest posed by the retention of Cook as compensation consultants for CVB Financial Corp.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis describes our compensation philosophy and summarizes the structure and objectives of the various compensation programs administered by our Compensation Committee for our five executive officers for whom disclosures must be provided under SEC rules (“named executive officers” or “NEOs”):

Christopher D. Myers	President and CEO of CVB Financial Corp. and Citizens Business Bank
Richard C. Thomas	Executive Vice President, CFO of CVB Financial Corp. and Citizens Business Bank
David A. Brager	Executive Vice President, Sales Division Manager of Citizens Business Bank
James F. Dowd	Executive Vice President, Chief Credit Officer of Citizens Business Bank
David C. Harvey	Executive Vice President, Chief Operations Officer of Citizens Business Bank

Executive Summary

Overview of our Financial and Operational Performance

The year 2015 was a very successful year for CVB Financial Corp. and Citizens Business Bank. Net earnings were $99.1 million, the second-highest in the Company’s history, compared to net earnings of $104 million in 2014. The principal reason for the difference was Citizens Business Bank’s incurrence of pre-tax debt termination expense of $13.9 million, related to the redemption of $200 million of fixed rate debt from the Federal Home Loan Bank of San Francisco in the first quarter of 2015. If market interest rates continue to remain low, this redemption should have a positive impact on the Company’s earnings for 2016. Noninterest bearing deposits grew by 13.3% or $384 million, and loans grew by 5.2% or $200 million. Citizens Business Bank continued to expand its operations in Southern California by opening a de novo banking center in Oxnard, California, and by announcing the acquisition of County Commerce Bank, a community bank with branches and operations in Ventura County, which was completed and merged into Citizens Business Bank on February 29, 2016.

CVB Financial Corp. has achieved these successes while maintaining a notably sound financial structure. On January 7, 2016, it was announced that CVB Financial Corp. had earned the ranking of “Best Bank in America” according to Forbes’ “America’s Best Banks 2016,” based on ten metrics utilized by Forbes, including asset quality, capital adequacy, growth and profitability. In addition, in 2015, for the second consecutive year, Citizens Business Bank was recognized by Bank Director Magazine as one of the top five-ranked banks in the U.S., among banks with total assets between $5 billion and $50 billion, based on the magazine’s performance scorecard. Citizens Business Bank’s ratios for critical capital measures as of December 31, 2015 significantly exceeded the amounts necessary in order to be considered well-capitalized: 16.98% (Tier 1 Risk-based Capital Ratio), 18.23% (Total Risk-based Capital Ratio), and 11.22% (Leverage Ratio). The well-capitalized standards for these ratios in 2014 were 6%, 10%, and 5%, respectively.

CVB Financial Corp.’s financial and operational success can also be measured on a relative basis by comparing CVB Financial Corp.’s performance to that of the group of peer companies established in 2014 for the purpose of benchmarking executive compensation in 2014 (these companies are described below in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant”). As measured by six key metrics which we believe are commonly utilized in evaluating banking entities (return on equity, return on assets, net interest margin, non-performing assets divided by total assets, efficiency ratio, and noninterest expense divided by total assets), CVB Financial Corp.’s performance for 2015 placed it in the top quartile of our peer group on five of the measures and in the third quartile on one of the measures. For the three-year period from 2013-2015, CVB Financial Corp. achieved the identical overall performance, placing in the top quartile on the same five measures and in the third quartile on the net interest margin metric.

Source: Standard & Poor’s Compustat

*Two companies that were formerly our peers (CapitalSource and Sterling Financial) have been eliminated from our peer group, because they were acquired in April 2014. Higher ranking in charts reflects better performance relative to peers.

As a result of its strong metrics-based performance, CVB Financial Corp. has regularly delivered positive shareholder returns in comparison to its peer group of financial services companies. Specifically, CVB Financial Corp. achieved annualized shareholder returns for the one-year, three-year and five-year periods ending December 31, 2015 of 9%, 21% and 18%, respectively, which places CVB Financial Corp. in the second quartile relative to its peers for all three of these periods, including performance at the 75th percentile level for the five-year period ending December 31, 2015. We believe this record is reflective of CVB Financial Corp’s underlying financial strength and management capabilities.

2015 Compensation Program Overview

The Compensation Committee believes that CVB Financial Corp.’s executive compensation program is well designed to support advances in shareholder value within the context of a sound financial structure and, accordingly, as will be explained in further detail below, no major changes were implemented in 2015 to our executive compensation program. As a result:

•	Base salary increases, if any, were modest;
•	Payouts under the annual bonus plan continued to focus on performance against a combination of key financial metrics, with net profit after tax as the most important metric for all executives, and the relative weighting of other metrics structured to emphasize the areas over which each executive had the most direct responsibilities;
¡	Financial targets continue to be set at challenging, but achievable levels, as evidenced by the fact that, of the seven financial targets, four were achieved at maximum payout levels, one was achieved at an intermediate payout level, one was achieved at a threshold payout level, and one was not achieved at a threshold payout level.

¡	The individual performance component of the bonus plan covers all our NEOs, so that 20% of the bonus opportunity was based upon an evaluation of individual performance, which allows for an evaluation of individual contributions to CVB Financial Corp. that cannot be captured by looking solely at financial metrics.
¡	Overall payouts under the bonus plan varied by NEO, ranging from 35% to 90% of target levels.
•	Long-term incentives continued to be structured as a combination of restricted stock and stock options; and
•	No significant changes were made to the other elements of executive compensation, such as 401(k) Plan/Profit Sharing, deferred compensation, and health and welfare benefits.

The most recent renewal of the employment agreement for our President and Chief Executive Officer, Mr. Myers, took place in 2014 (the “2014 Agreement”). The Compensation Committee believes that the interests of CVB Financial Corp. and its shareholders are well served by the structure of the 2014 Agreement, which established a base salary and target bonus level ($800,000 and 100%, respectively) for the duration of the contract term, which is five years. Similarly, at the start of the 2014 Agreement, Mr. Myers received a one-time grant of long-term equity incentives, consisting of options and restricted stock, which are scheduled to vest over the five-year term of the 2014 Agreement. The Compensation Committee intended that the equity incentives awarded at the start of the contract would be the primary equity incentives awarded over the five-year life of the contract, and the Compensation Committee thus analyzed the costs of the 2014 Agreement by treating the costs of the equity incentives as amortized over five years, according to their contractual terms. Accordingly, while the Summary Compensation Table in our 2015 proxy statement indicates that the total cost of the equity incentives awarded was $5.24 million in 2014, the Compensation Committee considers $1.05 million, which was the annualized value of these incentives at the time they were granted, to be the relevant measure of the annual value during the five-year term of the 2014 Agreement of the equity compensation awarded Mr. Myers.

Overall Structure of Our Executive Compensation Program

Objectives and Philosophy of Our Compensation Program

We provide a comprehensive compensation package for our executives comprised of base salary, an annual cash incentive plan, long-term equity compensation plan, 401(k) plan contributions, profit sharing plan, deferred compensation program and health and welfare benefits. We have adopted a basic philosophy and practice of offering a compensation program designed to attract and retain highly qualified managers and employees. We believe our compensation practices encourage and motivate these individuals to achieve superior performance on both a short-term and long-term basis. This underlying philosophy pertains specifically to executive compensation as well as to employee compensation at all other levels throughout our organization.

Our compensation program is designed to achieve the following objectives:

•	Attract and retain talented experienced executives;
•	Provide a base salary that is competitive in our industry;
•	Align the interests of our executives with those of our shareholders by having our cash incentive compensation based 80% on improvement in metrics that we believe support shareholder value and 20% on an evaluation of individual performance; and
•	Offer equity-based compensation that reflects the growth in our stock value and thus in shareholder value.

Our compensation program is designed to incentivize employees to meet our corporate objectives. Our goal is to have a level of earnings growth and loan and deposit growth consistent with enhancing shareholder value. These elements are at the core of our cash bonus program and equity-based incentives.

Methodologies for Establishing Compensation

In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of all our executive officers. With respect to the compensation of all our other NEOs, the Compensation Committee meets outside the presence of all our executive officers, other than, as requested, our Chief Executive Officer, our Chief Financial Officer (except with respect to his own compensation) and our Human Resources Director. The Compensation Committee generally reviews and approves any salary increases for all exempt employees, including NEOs, in April and for all non-exempt employees in July.

With the input of our Human Resources Department, the Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, performance goals, bonuses and equity incentive awards for our NEOs (other than for himself). The Compensation Committee determines each element of compensation for the Chief Executive Officer. Each year, our Human Resources Director coordinates a written performance evaluation on selected officers and employees. These reviews are based on stated objectives for the officer or employee and how the results of his or her performance compare with those objectives. The results of these evaluations, along with the recommended salary adjustments, if any, are presented to the Compensation Committee for its review and approval.

In January or February of each calendar year, the Compensation Committee determines bonus payments under the prior year’s performance compensation plan, and generally in March of each year, the Compensation Committee determines target amounts and performance criteria for the current year’s performance compensation plan. The Compensation Committee similarly meets to determine equity incentive awards for eligible employees, including our NEOs, although none of our NEOs was granted any equity incentive awards in 2015.

Consideration of Say-On-Pay Results

In 2011 our Board of Directors recommended, and a plurality of our shareholders’ vote approved, a period of every three years as the frequency of our Say-On-Pay advisory vote on the compensation of our NEOs. Accordingly, we submitted our executive compensation program to a non-binding advisory vote of our shareholders at our 2014 annual meeting of shareholders.

At our 2014 annual meeting of shareholders, this proposal received the support of approximately 76% of the total votes cast. Our Compensation Committee has considered the results of this 2014 Say-On-Pay vote in connection with the discharge of its responsibilities and, after such consideration, determined to not implement any significant changes to our executive compensation program for CVB Financial Corp.’s 2015 or 2016 fiscal years.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) requires us to obtain, at least once every six years, a shareholder vote on the frequency of our Say-On-Pay vote. Accordingly, our next shareholder vote on the frequency of our Say-On-Pay vote will be held next year at our 2017 annual meeting of shareholders.

Summary of Components of Compensation

The following table outlines our various compensation components for which our NEOs were eligible for the fiscal year 2015. We believe these compensation components are consistent with meeting our Company’s business and financial objectives. The allocation between cash and non-cash compensation is based on the Compensation Committee’s determination of the appropriate mix among base salary, annual cash incentives and long-term equity incentives to encourage executive officer retention and performance.

Component	Characteristics	Purpose

Base Salary	This is a fixed cash compensation amount. Each executive officer is eligible for an annual salary increase, which typically occurs in April of each calendar year, based on performance.	The base salary component allows us to compensate our officers at a level that we believe is competitive in our industry. This helps us attract and retain highly qualified executives. This rewards individual performance and level of experience, and provides a level of stability for our officers.

Incentive Compensation and Bonus	Paid based on CVB Financial Corp.’s and/or Citizens Business Bank’s attainment of enumerated financial and business metrics and goals. Individual executives are provided with specific performance criteria based on their respective positions with CVB Financial Corp. and/or Citizens Business Bank.	The bonus element serves to reward executives when CVB Financial Corp. and/or Citizens Business Bank meets its financial and business metrics and goals, which we believe adds to shareholder value. This incentivizes executives to meet performance targets which in turn helps us meet our overall strategic objectives.

Restricted Stock	Awarded from time to time to selected officers, including our NEOs, based on position and performance. Recipients do not pay any additional cash to acquire the stock, but must pay taxes on the value of the stock when it vests.	Restricted stock links the interests of recipients to shareholders, by focusing on the long-term value of CVB Financial Corp.’s stock, and has less dilution to our shareholders compared to stock option grants, because restricted stock grants typically involve fewer shares. This also helps to align the compensation of the executives with our shareholders. Restricted stock is subject to time-based vesting provisions.

Stock Options	Awarded from time to time to selected officers, including our NEOs, based on position and performance. Recipients must pay an exercise price that is not less than fair market value of the stock at time of grant in order to acquire the related shares of stock.	Stock options allow the executive to share in the long-term appreciation of CVB Financial Corp.’s stock. This helps to align the compensation of the executive with the interests of our shareholders. Option grants typically vest over a five-year period and have a ten-year term.

Component	Characteristics	Purpose

401(k) Plan/Profit Sharing	This has two components: (i) 401(k) Plan contributions which are paid by CVB Financial Corp. in a fixed percentage for all participating employees (in addition to which the executive may elect to make deferral contributions), and (ii) profit sharing contributions which are paid to all Plan participants, including our NEOs. Contributions are at the discretion of the Compensation Committee and may be up to 8% of salary and bonus (subject to a ceiling amount for salary and bonus calculation purposes for any individual of $265,000 for 2015).	The 401(k) Plan assists the executive in saving for retirement. The profit sharing portion allows the executive to share in the profits of CVB Financial Corp. and, since the money goes into a retirement plan, it also assists the executive in saving for retirement.

Deferred Compensation Plans	One plan is available to our Chief Executive Officer with a guaranteed annual minimum rate of return and a separate plan is available to other qualifying senior officers and directors without such a guaranteed rate of return.	Deferred compensation allows for the tax deferral of compensation and the growth of any deferred amounts.

Health and Welfare Benefits	These benefits are the same as those offered to the Company’s eligible employee base, including medical, dental, vision, life and disability insurance. The NEOs pay a portion of the costs in the same manner as all eligible employees.	These benefits assist all our eligible employees, including our NEOs, in meeting their and their respective families’ basic health and welfare needs.

Peer Group Considerations and the Compensation Consultant

As noted above in the section of this proxy statement on “Role of the Compensation Consultant,” the Compensation Committee engaged Cook in late 2013, and twice in 2014, to assist the Committee in evaluating whether the key components of compensation at CVB Financial Corp. for our President and Chief Executive Officer, our five NEOs, and our Board of Directors, as applicable, were competitive with comparable compensation packages provided for similar positions and roles at peer commercial banking organizations. As stated, the Committee anticipates engaging a qualified outside compensation consultant for pay and equity grant benchmarking purposes for our NEOs and directors on a two-to-three year cycle, depending on market factors and other considerations, so that no peer group or benchmarking studies by any outside compensation consultants were conducted in 2015. In addition, each year, the Compensation Committee analyzes salary surveys from relevant organizations such as the California Bankers Association and similar data provided by other recognized industry sources.

In 2014, with respect to our peer group analysis in particular, the Compensation Committee, in consultation with Cook, modified our peer group criteria, compared to the criteria previously employed in 2012 and 2013, in order to focus on banks and bank holding companies which we believe are reasonably comparable to the Company with respect to key indicators such as asset size, market capitalization and geographic location. This change resulted in the selection of a peer group for CVB Financial Corp. consisting of 14 institutions, as follows:

Company Name	Total Assets (12/31/13) FY(1)	Market Capitalization (12/31/13) FY(2)
	(in billions $)	(in billions $)
Texas Capital Bancshares Inc.	11.7	2.5
Umpqua Holdings Corp.	11.6	2.1
Sterling Financial(3)	10.3	2.1
MB Financial	9.6	1.8
Western Alliance Bancorp	9.3	2.1
CapitalSource(3)	8.9	2.8
National Penn Bancshares	8.6	1.7
CVB Financial Corp.	6.7	1.8
Capital Bank Financial	6.6	1.2
Pac West Bancorp	6.5	1.9
First Financial Bancorp	6.4	1.0
Independent Bank Corp.	6.1	0.9
Pinnacle Financial Partners	5.6	1.1
Westamerica Bancorp	4.8	1.5
Central Pacific Financial	4.7	0.8

(1)	The Total Assets and Market Capitalization reference points for each institution are dated as of December 31, 2013 because this date was the date actually utilized by the Compensation Committee and Cook for preparing the relevant benchmarking studies provided by Cook in 2014, since all such benchmarking studies were completed prior to year-end 2014.
(2)	While Total Assets and Market Capitalization are both listed as primary reference points that were considered by the Compensation Committee and Cook for purposes of their analyses, the companies in the peer group are ranked for this presentation on the basis of the Total Assets reference point, as that indicator was considered to be more representative of the size and scope of the challenges and responsibilities involved in entity management and oversight.
(3)	In April 2014, Sterling Financial Corp. was acquired by Umpqua Holdings Corp., and CapitalSource was acquired by PacWest Bancorp; however, each entity continued to be included in the Company’s peer group for the benchmarking studies described above since pay data for each entity’s named executives for 2013 was available and relevant in the view of the Compensation Committee.

These banking institutions were selected by the Compensation Committee, in consultation with Cook, as our peer group, because we believe they have similar business models and capabilities, and generally operate in a similar manner, to CVB Financial Corp. Specifically, as of the benchmarking date utilized by Cook, which as noted was December 31, 2013, the institutions in our peer group were all within an approximate ratio of 0.5x to 2.0x in both key indicia of total assets and market capitalization, as compared to CVB Financial Corp. Within this defined universe of banks and bank holding companies, the Committee and Cook then focused on the subset of institutions which operate in major metropolitan areas, where the Committee believes that competitive costs, pay levels and pay structures are more similar and relevant to those of the Company. This process resulted in a peer group of financial institutions which, as of the benchmarking date, placed the Company at or near the median levels for both key reference points of total asset size and market capitalization.

While our market analysis and the surveys by our outside compensation consultants inform our range of compensation alternatives, we do not tie our executive officers’ or directors’ compensation levels to specific market percentiles. Instead, the Compensation Committee uses this comparative compensation information as a set of reference points to assist in the retention of key executives whose performance is critical for the success of the organization and in the setting of appropriate goals with respect to the Company’s performance and results.

The Compensation Committee believes that, as a general matter, total compensation for each of our NEOs should be generally set within a range of between the 25th percentile and 75th percentile for the peer group, based on individual officer performance, responsibilities, contributions, experience, competitive conditions and internal equity. It may be the case, however, that specific components of a given executive’s compensation, such as base salary, bonus or equity incentives, may fall outside this range, depending upon factors such as the executive’s position relative to other NEOs, the executive’s history with the Company, the executive’s level of achievement of specific goals, and market conditions.

Based on the compensation surveys conducted by Cook during fiscal years 2013 and 2014, and other surveys and market data relied upon by the Compensation Committee, the Committee believes that the total compensation for Christopher D. Myers, our President and Chief Executive Officer, is between the median and 75th percentiles of the peer group. In reaching this conclusion, the Compensation Committee annualized over five years the value of the equity incentives granted to Mr. Myers in 2014 in connection with the renewal of his Employment Agreement to take into account the fact that such equity incentives are intended by the Committee to cover the five year period, from 2014 to 2019, during which such Employment Agreement is scheduled to be effective. An additional factor considered by the Compensation Committee was that the levels of base salary, target bonus, and equity incentives typically increase annually for peer company CEOs, whereas the historical practice of the Company has been to maintain the same salary and bonus level over the life of the employment agreement and not to award additional equity incentives. The Committee strongly believes the level of Mr. Myers’ compensation appropriately reflects his overall importance to the Company’s performance and his exceptional leadership qualities and management skills.

Elements of Compensation

Base Salary

It is our philosophy that employees be paid a base salary that we believe is competitive with the salaries paid by comparable organizations. We predicate the base salary on the executive’s ability, experience and past and potential performance and contribution to CVB Financial Corp. and Citizens Business Bank. In addition, we determined the base salary range, in part, by periodically benchmarking our executives’ base salaries against the base salaries for comparable positions at a peer group of regional commercial banking organizations, as discussed above. Our outside compensation consultants and our Human Resources Department gathers this information to analyze appropriate salary levels for our NEOs, as well as for all of our other employees. Each year we generally establish a pool for base salary increases and award percentage increases to each employee based on this peer group information plus his or her job performance.

Mr. Myers’ Base Salary. Mr. Myers’ base salary was increased from $750,000 to $800,000 for 2014 and beyond under the terms of his 2014 Employment Agreement, as further described below under “2009 and 2014 Employment Agreements with Chief Executive Officer.” Mr. Myers’ base salary had been unchanged for four years – his 2009 Agreement established his base salary at $750,000 and he was paid that amount in each of the years 2010 through 2013. The increase in Mr. Myers’ base salary to $800,000 was made effective as of the beginning of 2014.

Base Salary of Other NEOs. The base salaries of two of our NEOs, Mr. Brager and Mr. Harvey, were increased in 2015 by $10,000 over 2014 levels, while the base salaries of two of our NEOs, Mr. Thomas and Mr. Dowd, were not increased in 2015 over 2014 levels. The Compensation Committee believes that the 2015 base salaries for our four NEOs other than Mr. Myers were reasonably consistent with those of executive officers at our peer group banks and bank holding companies performing similar functions, based on the benchmarking study conducted by Cook in June 2014 as well as other, more recent information and industry surveys available to the Committee. The base salaries for these four NEOs in 2015 were: Mr. Thomas — $300,000; Mr. Brager — $300,000; Mr. Dowd — $300,000; and Mr. Harvey — $300,000.

Annual Cash Bonuses

The annual bonus plan is a critical component of the Company’s executive compensation program. The Compensation Committee uses a combination of financial metrics and individual goals to develop an annual incentive program for each NEO that is individually calibrated to focus each NEO on the drivers of Company growth over which we believe the respective NEO can have the greatest influence. The portion of the 2015 annual bonus plan based on financial metrics (80%) is provided through our Executive Incentive Plan (the “Executive Incentive Plan”), which our shareholders approved at our 2015 annual meeting of shareholders. Since the performance targets under the Executive Incentive Plan do not encompass individual qualitative performance measures, the individual “Job Performance” component of the annual bonus plan is separate from the Executive Incentive Plan.

The Executive Incentive Plan plays a central role in linking executive compensation to goals intended to result in both short-term and long-term increases in shareholder value. Performance metrics are based on challenging, but achievable goals, and with respect to these goals, executives may earn from 0% (in the case of performance below threshold levels) up to 150% (for superior performance) of their target awards. The Compensation Committee has the sole discretion to determine the standards or formulas pursuant to which each participant’s bonus shall be calculated, whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each participant. In January and February of each calendar year, the Compensation Committee determines the amount of the Executive Incentive Plan awards and the extent to which performance bonuses are payable for such year. The Compensation Committee establishes corporate goals with the intent to balance current profitability with long-term stability and prudent risk management.

In addition, each executive’s individual job performance is taken into account in determining payment of 20% of the aggregate eligible bonus amount, as described below, so an executive is accountable for his or her individual performance. In 2014 we added “Overall Job Performance” as a bonus performance measure for Mr. Myers, Mr. Thomas and Mr. Brager. This measurement factor was already part of the applicable incentive plans for Mr. Dowd and Mr. Harvey in 2013. This factor was made part of the bonus plans for all our NEOs because we believed it was important (i) to encourage and incentivize our key Company leaders to exercise their general management skills as well as (ii) to harmonize the weighting of this factor across all our NEOs’ respective compensation plans.

For 2015, the performance measures chosen by the Compensation Committee for our NEOs and the percentage of each NEO’s bonus opportunity attributable to each measure are set forth in the table below. The Compensation Committee chose these performance measures because it believed these measures were the best measures for judging the respective contributions of these officers to the overall business success of CVB Financial Corp. and Citizens Business Bank from a bank operational and shareholder value perspective for 2015. Each performance measure received a weighting between 5% and

40%, all based on a 100% scale for the individual officer concerned. In the case of all NEOs, a high degree of weighting (30% or 40%, depending on the officer) is assigned to the net profit after tax measure, because the Compensation Committee believes this measure best incentivizes current-year profitability, which in turn is a major component of shareholder value.

Table of Performance Measures and the Percentage that

Each Measure Is of a Named Executive Officer’s Bonus Opportunity

	Myers	Thomas	Brager	Dowd	Harvey
Performance Measures	Percentage of Bonus Opportunity
Net Profit After Tax (CVBF)	40%	40%	30%	30%	30%
Average Demand Deposits(1)	10%	10%	10%	0%	20%
Average Total Loans (Net)(2)	20%	10%	30%	30%	0%
Fee Income and Noninterest Income(3)	5%	5%	5%	0%	10%
Operating Expenses	5%	15%	5%	5%	20%
Delinquencies (Quarterly Average)	0%	0%	0%	5%	0%
Non-Performing Loans + OREO/Total Loans (Quarterly Average)	0%	0%	0%	10%	0%
Overall Job Performance(4)	20%	20%	20%	20%	20%

(1)	Noninterest-bearing
(2)	Net of (x) mark-to-market discount related to Citizens Business Bank’s acquisition of San Joaquin Bank in 2009 and (y) deferred loan fees
(3)	Includes loan and prepayment fees and excludes credit charges
(4)	Includes, depending on the specific NEO, factors such as risk management oversight, staff recruitment and retention, product development, expense management, project management, sales support, management of investor relations, acquisition analysis and support, staff recruitment and retention, sales calling activity, product development and implementation, marketing, customer retention, cross-sales of banking products, loan center visitations, portfolio management, response time, loan documentation and servicing, special assets management, organizational structure and execution, technology enhancement, cost control and project management, etc.

For each performance measure, we establish three target business performance objectives (Level 1, Level 2, and Level 3) to determine the maximum amount of bonus for which the NEO is eligible. Mr. Myers’ percentage levels of base salary were set at Level 1 — 75%, Level 2 — 100% and Level 3 — 150%. Each of the other NEOs was set at Level 1 — 25%, Level 2 — 50% and Level 3 — 75% of his respective base salary. Based on the percentage weighting assigned to the particular business performance measure, a fixed dollar amount of bonus is determined for achieving the associated business performance measure. There is no interpolation between bonus levels; that is, if performance is better than Level 1, but less than Level 2, only the Level 1 percentage is paid. Once all the amounts are determined for each bonus performance measure, we then calculate the total amount of the applicable NEO’s bonus under our Executive Incentive Plan. Based on our historical performance, we believed that, while challenging, each of the target business performance objectives (Level 2) was achievable for 2015.

For example, here is an illustration of how the bonus payments would be calculated for a NEO other than the CEO if the metric in question represented 30% of the bonus opportunity and performance was at Level 2 or above but below Level 3. In this case, the bonus for this metric would equal (1) base salary times (2) 30% (the bonus weighting) times (3) 50% (the payout percentage corresponding to Level 2 performance), resulting in a payout equal to 15% of base salary for this metric. The CEO’s calculation would be similar except that, because his Level 2 payout is 100%, rather than 50%, his payout would be equal to 30% of base salary for the same metric.

The following table contains the 2015 results for each of the bonus plan metrics (the applicable job performance factor for each NEO is discussed separately below), as well as how such results compared to the Company’s 2015 business plan and 2014 results. For 2015, the Compensation Committee determined that there were no unusual or non-recurring factors that would merit any special calculations with respect to the performance measures employed by the Executive Incentive Plan.

Performance Measures	Level 1	Level 2	Level 3	2015 Plan	2015 Results	2014 Results	Payout Level
(Dollars in Thousands $)
Net Profit After Tax (CVBF)	91,000	97,000	103,000	91,000	99,100	104,000	Level 2
Average Demand Deposits	3,000,000	3,050,000	3,100,000	3,033,000	3,160,000	2,800,000	Level 3
Average Total Loans (Net)	3,850,000	3,925,000	4,000,000	3,958,000	3,784,000	3,602,000	No Payout
Fee Income and Noninterest Income	39,500	40,500	41,500	39,500	42,300	38,900	Level 3
Operating Expenses(1)	131,000	129,500	128,000	130,200	126,800	126,200	Level 3
Delinquencies (Quarterly Average)	0.15%	0.10%	0.05%	0.15%	0.04%	0.04%	Level 3
Non-Performing Loans + OREO/Total Loans (Quarterly Average)	1.00%	0.85%	0.70%	1.00%	0.86%	1.52%	Level 1

(1)	For 2015, this performance measure excludes $13.9 million in pre-tax debt termination expense incurred by Citizens Business Bank in connection with the redemption of $200 million of fixed rate debt from the Federal Home Loan Bank of San Francisco in the first quarter of 2015.

The Compensation Committee continues to review proposed compensation arrangements for its named executive officers. Effective for fiscal year 2016, annual bonus compensation again will be based upon net profit after tax and the other factors enumerated herein.

Mr. Myers’ Bonus. Mr. Myers’ 2014 Employment Agreement provides that the maximum amount of bonus Mr. Myers was entitled to earn under the Executive Incentive Plan for fiscal year 2015 was 150% of his base salary. In order to adequately compensate Mr. Myers in recognition of his overall responsibilities, including supervision of all our other executive officers, and to further incentivize him to meet his designated performance targets, Mr. Myers’ levels are set at higher percentages than those of the other named executive officers.

In calculating performance-based compensation for Mr. Myers, the Compensation Committee considered CVB Financial Corp.’s achievements of several important goals in 2015, including (1) a significant increase in net profit after tax (when taking into account the pre-tax debt termination expense of $13.9 million incurred by Citizens Business Bank in early 2015 in connection with the prepayment of certain Federal Home Loan Bank debt), (2) continued positive core deposit growth, (3) notable growth in fee and non-interest income and (4) careful management of operating expenses. Mr. Myers led Citizens Business Bank to another year of strong performance in 2015, with reported net income for the 2015 fiscal year at the second highest level in Citizens Business Bank’s history, and a return on average shareholders’ equity of 10.87 percent in an economic environment where growth in bank earnings remained challenging. Notably, CVB Financial Corp. earned the ranking of “Best Bank in America” according to Forbes’ America’s Best Banks 2016 based on Forbes’ performance metrics for the 2015 calendar year. In addition, Mr. Myers orchestrated the successful expansion of our banking franchise to Ventura and Santa Barbara Counties. In the first quarter of 2015, Citizens Business Bank opened a de novo commercial banking center in Oxnard,

California, and on October 14, 2015, CVB Financial Corp. announced the planned acquisition by Citizens Business Bank of County Commerce Bank with operations in Ventura County, in a transaction guided by Mr. Myers, which successfully closed on February 29, 2016. In addition, CVB Financial Corp. maintained strong capital ratios and significant liquidity. CVB Financial Corp. declared its 105th consecutive quarterly dividend and declared $51.0 million in total dividends to shareholders in 2015.

With respect to his specific financial performance metrics, Mr. Myers achieved the highest bonus level (150%) for growth in average demand deposits, increases in service fee and non-interest income and control over operating expenses. Mr. Myers achieved Level 2 performance (100% bonus level) for net profit after tax. On the other hand, Mr. Myers did not achieve the minimum Level 1 threshold for growth in average total loans. While total loans and leases, net of deferred fees and discounts, increased from December 31, 2014 to December 31, 2015 by $199.9 million or 5.24%, much of this growth took place in the latter part of 2015 and thus did not have a commensurate impact on the calculation of average total loans for the entire fiscal year. These same levels of achievement applied to the other NEOs covered by these metrics except that, instead of a 150% payout for Level 3 performance, the payout was 75%, and instead of a 100% payout for Level 2 performance, the payout was 50%.

Lastly, Mr. Myers’ Overall Job Performance rating was judged to be “Excellent” in 2015, which in turn resulted in Mr. Myers’ achieving the 100% bonus level on this component of compensation. As a result of this mix of accomplishments, the Compensation Committee awarded Mr. Myers an aggregate cash bonus of $720,000 for 2015, which represents 90% of his base salary.

Mr. Thomas’ Bonus. The performance measures for Mr. Thomas for 2015 were similar to those of Mr. Myers, except that (i) Mr. Thomas’ bonus compensation was weighted more heavily towards management of Operating Expenses as opposed to Average Total Loans since, in his role as Chief Financial Officer, Mr. Thomas has correspondingly more impact on Operating Expenses than on loan growth and (ii) the specific criteria applicable to Mr. Thomas’ rating for Overall Job Performance are calibrated to the specific duties of his position.

In calculating performance-based compensation for Mr. Thomas in 2015, the Compensation Committee considered Mr. Thomas’ role in helping CVB Financial Corp. and Citizens Business Bank manage the uncertain economic environment for banks, which has continued to be challenging due to sustained low interest rates and the resulting impact on the Company’s net interest margins. Mr. Thomas successfully directed the Company’s deployment of capital in connection with its growing portfolio of investment securities, and he thus played a key role in helping to generate net interest income, which in turn supported the Company’s objectives in generating overall net income. In addition, Mr. Thomas provided operational support to achieve financial goals, including assisting with operating expense management, the safety and soundness of Citizens Business Bank, and supporting growth initiatives, strategy development and the analysis of acquisition opportunities, which in 2015 involved the announced acquisition of County Commerce Bank. These activities in turn helped foster increases in the Company’s deposits, fee income and overall business expansion. He also helped the Company to maintain its strong liquidity position and the interest rate sensitivity of the Company’s balance sheet within approved parameters. Lastly, Mr. Thomas’ Overall Job Performance rating was judged to be “Good” in 2015, which resulted in Mr. Thomas achieving the 25% bonus level on this component of compensation. As a result of these accomplishments, the Compensation Committee awarded Mr. Thomas an aggregate cash bonus of $142,500 for 2015, which represents approximately 48% of his base salary.

Mr. Brager’s Bonus. The performance measures for Mr. Brager were nearly identical to those for Mr. Myers, because Mr. Brager is responsible for the Sales Division, which is a key driver of the Company’s net income, deposit gathering, loan generation, fee income and operating expenses. The two differences, as compared to Mr. Myers’ performance measures, were (i) Mr. Brager’s bonus compensation was weighted more heavily towards growth in Average Total Loans, since Mr. Brager’s job is focused to a much larger extent on increasing Citizens Business Bank’s loan portfolio and (ii) the specific criteria applicable to Mr. Brager’s rating for Overall Job Performance are calibrated to the specific duties of his position.

In calculating performance-based compensation for Mr. Brager, the Compensation Committee considered Mr. Brager’s role in helping the Company to achieve a number of its important business and financial goals for 2015, in the face of a continued challenging environment for bank lending activities. These business and financial goals included helping Citizens Business Bank achieve the highest level of new loan production in its history across the Company’s entire branch footprint of Southern California and the Central Valley, in spite of heightened competition for loans to quality business borrowers among financial institutions of all sizes. The Compensation Committee recognized that Mr. Brager succeeded in assisting the Bank to continue to grow its deposit base and fee income opportunities, to expand its banking presence in Ventura and Santa Barbara Counties, and to maintain strong and growing customer relationships during a period when a number of peer banking institutions struggled to do so. In support of these objectives, Mr. Brager achieved several key strategic goals, including establishing key lending and product initiatives, helping Citizens Business Bank identify and analyze County Commerce Bank as an acquisition opportunity, and playing a crucial role in recruiting and integrating new teams of sales managers and employees to expand our business franchise. Lastly, Mr. Brager’s Overall Job Performance rating was judged to be “Outstanding” in 2015, which resulted in Mr. Brager’s achieving the 75% bonus level on this component of compensation. As a result of the application of these performance measures, Mr. Brager received an aggregate cash bonus of $135,000, which represents approximately 45% of his base salary.

Mr. Dowd’s Bonus. For Mr. Dowd, the individual performance measures and their respective percentage weightings differed from those applicable to our other NEOs in certain respects. In addition to net profit after tax, total loans and operating expenses, Mr. Dowd is also measured with respect to his efforts at creating a positive credit environment through his management of the loan portfolio, oversight of loan documentation and servicing, support of sales efforts, responsiveness to customers, visits to loan centers and workouts of troubled loans. Mr. Dowd’s performance goals are different because his credit management functions tie more closely to these performance goals than those of any of our other NEOs. Although Citizens Business Bank continued to increase its loan portfolio, through organic growth as well as geographic expansion in newer sales regions in San Diego and Ventura Counties, under Mr. Dowd’s supervision, Citizens Business Bank continued to maintain an extremely low loan delinquency level, which remained at 0.04% of total assets for 2015, with no increase from the 0.04% level that prevailed in 2014. In addition, Mr. Dowd has provided significant leadership in our credit administration, credit policy, special assets and loan operations areas during 2015, in the face of a challenging and highly competitive environment for loan retention and origination. Mr. Dowd maintained a positive credit environment at Citizens Business Bank by conducting sound portfolio management, consistently demonstrating effective response times on loan applications and providing appropriate levels of sales support, supporting the analysis and due diligence of the County Commerce Bank loan portfolio, and continuing to oversee an important initiative to convert all Citizens Business Bank loan credit files to electronic form. Furthermore, Mr. Dowd accomplished these multiple goals while maintaining tight control over the operating expenses of our Credit Management Division, which is one of the Company’s largest in terms of personnel and scope. For these reasons, Mr. Dowd’s Overall Job Performance rating was judged to be “Excellent” in 2015, which resulted in Mr. Dowd’s achieving the 50% level on this component of compensation. As a result of this mix of accomplishments, the Compensation Committee awarded Mr. Dowd an aggregate cash bonus of $105,000 for 2015, which represents approximately 35% of his base salary.

Mr. Harvey’s Bonus. The performance measures for Mr. Harvey differed from those of the other NEOs because his bonus compensation is designed to align more closely with Operations Division management, which includes staff recruitment, organizational structure and execution, technology and cyber security initiatives, product development and implementation, cost control and project management. In calculating the performance-based compensation for Mr. Harvey, the Compensation Committee considered Mr. Harvey’s key role in achieving a number of the Company’s important operational objectives for 2015, including significant improvements in the Company’s technology infrastructure, evaluation of the compatibility of the assets and operations of County Commerce Bank as a potential acquisition target for Citizens Business Bank, and the implementation of a new on-line banking platform for our customers. In the

Compensation Committee’s view, Mr. Harvey’s timely and effective completion of these key objectives helped to foster the Company’s growth in deposits and fee income opportunities. In addition, Mr. Harvey helped the Company to reduce its operating expenses in a number of support service areas. The Compensation Committee determined that Mr. Harvey demonstrated effective leadership in this area. Accordingly, Mr. Harvey’s Overall Job Performance rating was judged to be “Excellent” in 2015, which resulted in Mr. Harvey’s achieving the 50% level on this component of compensation. As a result of the application of these metrics, the Compensation Committee awarded Mr. Harvey an aggregate cash bonus of $187,500 for 2015, which represents approximately 63% of his base salary.

Equity-Based Compensation

We have one active equity incentive plan that currently provides long-term incentives for our named executive officers and allows for the grant of stock options and restricted stock.

We believe our 2008 Equity Incentive Plan aligns the interests of key employees, including the NEOs, with those of our shareholders. We provide our NEOs with an incentive to achieve superior performance by granting them long-term incentives to purchase our common stock at a fixed exercise price that equals the fair market value of the underlying stock on the date of the grant or, alternatively, restricted stock grants that vest over a certain number of years of service.

The Compensation Committee administers our equity incentive plan. The Compensation Committee has the authority to select the key employees eligible for the incentive awards. The Compensation Committee does not utilize any performance goals in determining the number of incentive awards to be granted. In determining the number and mix of incentive awards to be awarded, the Compensation Committee considers (i) the number of incentive awards previously granted to an executive officer, (ii) its own analysis of that employee’s contribution to CVB Financial Corp., including an assessment of the employee’s responsibilities and performance, (iii) the number of incentive awards granted to executives with similar responsibilities at our peer group banks and bank holding companies, and (iv) the projected percentage such incentive compensation would constitute of each executive’s overall compensation. The amount of compensation an award recipient may receive pursuant to the incentive is, in the case of options, based solely on an increase in the value of our common stock after the date of the grant, and, with respect to restricted stock, based on our share price at the vesting date.

The Compensation Committee’s goal is generally to maintain a balance between grants of stock options and restricted stock and to take into account the compensation expense and potential dilution factor associated with each form of incentive compensation. The Compensation Committee also takes into account the degree to which a grant of restricted stock versus stock options will incentivize the Company’s executives. When the Compensation Committee believes granting restricted stock instead of stock options would serve as a more effective incentive tool, it may choose to grant restricted stock.

Options and restricted stock are awarded to key employees and directors periodically, as decided by the Compensation Committee. In past years, in most cases, awards were made biennially, but in 2013, the Compensation Committee concluded that a twelve or eighteen month cycle for awards may be a more appropriate interval for making grants of stock options and/or restricted stock. The Compensation Committee’s reasons for this more frequent grant cycle include (i) prevailing practices for the grant of awards at competitor financial institutions in the peer group described in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” (ii) the Compensation Committee’s desire to enhance the reward and retention elements of CVB Financial Corp.’s equity incentive program, and (iii) the Compensation Committee’s desire to achieve a level of award value that more precisely tracks the average price of CVB Financial Corp. stock over a given period.

In addition, on occasion, we issue stock options or restricted stock on dates outside our normal award cycle. This may be done in conjunction with the hiring of an individual, renewal of an employment contract or as a special incentive. On each occasion, the Compensation Committee is responsible for determining the amount of these awards.

The exercise price for options is always the closing market price as of the close of business on the day of the grant.

Equity Compensation for Mr. Myers. There were no restricted stock or stock option grants made to Mr. Myers in 2015, because the Compensation Committee had previously granted 300,000 shares of restricted stock and options to purchase 150,000 shares of our common stock to Mr. Myers in conjunction with the execution of his 2014 Employment Agreement with the Company. Consistent with similar grants made to Mr. Myers in connection with his 2009 Employment Agreement, the vesting of the 2014 restricted stock and option grants are time-based, vesting in annual increments on the anniversary dates of the grant date over the five-year period covered by the 2014 Employment Agreement. The grant price for both the restricted stock and the options was $14.66, which was the closing price of the Company’s stock on the grant date. The restricted stock and options grants to Mr. Myers in 2014 are further described and explained below under “2009 and 2014 Employment Agreements with Chief Executive Officer.”

Equity Compensation for other NEOs. There were no restricted stock or stock option grants made to our other NEOs in 2015, because the Compensation Committee had previously awarded each of our other NEOs a grant of 15,000 shares of restricted stock in CVB Financial Corp. in November 2014, which amounts vest in equal increments on the anniversary dates of the grant date in each of the next five years of employment with the Company.

Retirement Plans

The CVB Financial Corp. 401(k)/Profit Sharing Plan primarily provides retirement benefits to all eligible employees, including our named executive officers. It also has death and disability features.

All eligible employees receive a Qualified Non-Elective Contribution to the 401(k) portion of the plan each year, which is immediately vested. Annual Qualified Non-Elective Contributions are made solely by CVB Financial Corp. These contributions are provided to eligible 401(k) Plan participants. For 2015, CVB Financial Corp. contributed $1,755,493, or 3% of total eligible employee base salary and bonus, to the Qualified Non-Elective Contribution. Of this amount, $39,750 ($7,950 each) was contributed to the accounts of our NEOs. We allocate contributions to the accounts of plan participants in proportion to their respective base salaries and bonuses (limited to $265,000 of each participant’s base salary and bonus in 2015).

For Profit Sharing, employees become eligible upon completing at least one year of service and 1,000 hours of employment in the applicable calendar year. Plan participants become fully vested in amounts contributed upon reaching six years of service. Contributions to the Profit Sharing Plan are made by CVB Financial Corp. at the discretion of the Board of Directors. For 2015, CVB Financial Corp. contributed $1,034,752, or 2% of total eligible employee base salary and bonus, to the Profit Sharing Plan. Of this amount, $26,500 ($5,300 each) was contributed to the accounts of our NEOs.

Deferred Compensation Program

The Compensation Committee has the discretion to contribute amounts to Christopher D. Myers’ deferred compensation plan, and CVB Financial Corp. has guaranteed Mr. Myers a fixed rate of return of 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate (as defined under the plan) plus 2% less 6%. The Compensation Committee agreed to this rate of return in 2006 in order to induce him to join CVB Financial Corp.

We also have a broader based deferred compensation program for certain other senior employees, including the other four NEOs and our directors. There is no guaranteed rate of earnings on this broader deferred compensation program. These programs allow the NEOs, directors and other program participants to realize certain tax deferral benefits for compensation that they otherwise earn, as permitted by the Compensation Committee.

Health and Welfare Benefits

Health and welfare benefits are an additional part of compensation. We offer our employees a full range of medical, dental, vision, life and long-term disability coverage. All employees, including our NEOs, pay approximately 25% of the costs, while the Company pays the remaining 75%. We believe these benefits are comparable to those offered to employees by our peer group banks and financial institutions.

Change in Control Agreements and Severance Arrangement

To ensure the continuity of management in the event of a change in control of the Company, each of our current NEOs, other than our President and Chief Executive Officer, has entered into a Severance Compensation Agreement with change in control features or, in the case of our President and Chief Executive Officer, has specific change in control features incorporated into his existing employment agreement. Mr. Myers’ specific change in control arrangements are summarized in the section of this proxy statement on “Potential Payments Upon Termination or Change in Control.”

In order to receive severance benefits under the change in control provisions, both of the following events must occur: (x) there must be a change in control of CVB Financial Corp. or Citizens Business Bank, and (y) either the executive’s employment is terminated by the Company or its successor entity, or the executive resigns his employment for good reason, in each case within one year of the occurrence of that change in control.

Under the terms of both Mr. Myers’ 2014 Employment Agreement and the Severance Compensation Agreement applicable to our other four NEOs, (i) “change in control” is generally defined as a person or group action, to change more than 50% of the stock ownership or voting power of the Company, a majority of the membership of our Board of Directors, or the ownership of more than 50% of the gross fair market value of the assets of Citizens Business Bank, and (ii) “good reason” is generally defined as a reduction or diminution of the executive’s base salary, benefits, title or authority, or a forced relocation of more than 50 miles.

The Compensation Committee believes that this “double trigger” severance compensation arrangement for Mr. Myers and our other four NEOs helps to strike the right balance between facilitating continuity of management and ensuring successful integration in the event of a change in control, on the one hand, and allowing the NEO some degree of protection by enabling the named executive to be appropriately compensated if the successor company decides to terminate the NEO or otherwise materially change the conditions of the NEO’s employment, on the other hand.

Additionally, under the Company’s 2008 Equity Incentive Plan, and Mr. Myers’ 2014 Employment Agreement, all outstanding unvested stock options or restricted stock would accelerate upon the occurrence of a change in control, whether or not the named executive is terminated or resigns for good reason.

For further information regarding these change in control provisions, see “Potential Payments Upon Termination or Change in Control” below.

Tax Deductibility and Executive Compensation

Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to our NEOs, other than our Chief Financial Officer, to $1 million per individual, unless certain requirements are met which establish that compensation as performance-based. The Compensation Committee has considered the impact of this tax code provision, and attempts, to the extent practical, to implement compensation policies and practices that will make available to us the potential income tax deductions for performance-based compensation exempt from the deduction limits of Section 162(m).

The Company’s annual incentive compensation plans for our NEOs are designed generally to satisfy the deductibility requirements of Section 162(m). In order for performance-based compensation to qualify for exclusion from the Section 162(m) deduction limits, among other requirements, the material terms of the performance-based compensation plan applicable to our NEOs must be disclosed to and approved by our shareholders before the compensation is paid. The Company’s current Executive Incentive Plan, pursuant to which a portion of the annual incentive compensation earned by our NEOs for fiscal year 2015 has been paid, was approved by our shareholders at our annual meeting in 2015. Similarly, stock option grants under our 2008 Equity Incentive Plan are intended to qualify as performance-based compensation that satisfies the deductibility requirements of Section 162(m). The Compensation Committee believes, however, that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses. Therefore, the Compensation Committee has approved equity grants for our Chief Executive Officer that may not be fully deductible because of Section 162(m) requirements and may approve other compensation that is not deductible for income tax purposes.

If the Compensation Committee retains authority under the Executive Incentive Plan to change the annual targets under an enumerated performance goal, then, in order to maintain eligibility for deduction of the related performance compensation under Section 162(m), the material terms of the Executive Incentive Plan must be re- approved by the shareholders at the annual meeting that occurs in the fifth year after the year that the shareholders previously approved such Plan. Since, as noted above, the Company’s current Executive Incentive Plan was last approved at our 2015 annual meeting of shareholders, the next occasion for submission of our Executive Incentive Plan for approval by our shareholders will take place at our annual meeting in 2020.

The Compensation Committee will continue to review and modify our compensation practices and programs as necessary to maintain our ability to attract and retain key executives while taking into account the deductibility of compensation programs. The Compensation Committee has retained the flexibility, however, to pay compensation which is not deductible for tax purposes because it believes that doing so permits it to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

Discussion of Compensation Policies and Practices Related to Risk Management

The Compensation Committee noted that, while CVB Financial Corp.’s incentive compensation programs reward employees, including senior executives, based in part on their business line performance and the achievement of certain performance objectives, specifically net profit after tax, loan and deposit growth, fee income, and operating expense management, which presented the potential for excessive risk taking, CVB Financial Corp. also has a practice of paying long-term compensation as a significant portion of total compensation and an emphasis on overall performance in compensation decisions. Additionally, the Compensation Committee found that CVB Financial Corp., through the monitoring of its Audit Committee, and the Management Compliance Committee and Risk Management Committee of Citizens Business Bank, has appropriate compliance, internal control, and disclosure review and reporting programs, including regular review by the Loan Committee of both underwriting standards and Citizens Business Bank’s major banking relationships. Further, Citizen Business Bank’s Chief Risk Officer actively oversees the Company’s compliance with the requirements of the Risk Management Policy and Program and is in regular contact with the foregoing committees to address material risks. Finally, we believe that CVB Financial Corp.’s stock ownership guidelines and the prohibition on, and right to discipline employees and/or “claw back” bonus payments for, manipulating financial statements or business goals for compensation purposes in accordance with the Code of Ethics, also contribute to mitigating any risk associated with compensation incentives. Ultimately, the Compensation Committee has determined that the foregoing measures provided adequate safeguards that should either prevent or discourage excessive risk taking.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Raymond V. O’Brien III (Chair)	Kristina M. Leslie
George A. Borba, Jr	Hal W. Oswalt
Stephen A. Del Guercio	San E. Vaccaro
Robert M. Jacoby, C.P.A.

Summary of Compensation

The following table sets forth the compensation awarded to, earned by or paid for services received by our NEOs for the last three fiscal years ended December 31, 2015, 2014 and 2013 (or such shorter periods of time as such executives have been serving us as NEOs).

Summary Compensation Table

Name and Principal Position(a)	Year(b)	Salary ($)(c)	Bonus ($)(d)(1)	Stock Awards ($)(e)(2)(3)	Option Awards ($)(f)(2)(3)	Non- Equity Executive Incentive Plan Comp. ($)(g)(4)	Change in Pension Value and Nonqualified Deferred Comp. Earnings ($)(h)(5)	All Other Comp. ($)(i)(6)	Total ($)(j)
Christopher D. Myers	2015	800,000	160,000	—	—	560,000	118,126	58,968	1,697,094
President and CEO of the Company and the Bank	2014	800,000	160,000	4,398,000	845,910	720,000	72,062	60,167	7,056,139
	2013	750,000	—	—	—	675,000	87,976	54,481	1,567,457

Richard C. Thomas	2015	300,000	15,000	—	—	127,500	—	44,848	487,348
EVP, CFO of the Company and the Bank	2014	300,000	15,000	227,250	—	120,000	—	46,035	708,285
	2013	290,000	—	101,100	—	137,750	—	43,759	572,609

David A. Brager	2015	300,000	45,000	—	—	90,000	—	60,292	495,292
EVP, Sales Division Manager of the Bank	2014	290,000	29,000	227,250	—	108,750	—	61,066	716,066
	2013	280,000	28,700	101,100	—	98,000	—	58,181	565,981

James F. Dowd	2015	300,000	30,000	—	—	75,000	—	40,747	445,747
EVP, Chief Credit Officer of the Bank	2014	300,000	30,000	227,250	—	108,750	—	42,062	708,062
	2013	300,000	—	101,100	—	142,500	—	48,235	591,835

David C. Harvey	2015	300,000	30,000	—	—	157,500	—	62,682	550,182
EVP, Chief Operations Officer of the Bank	2014	290,000	43,500	227,250	—	108,750	—	63,338	732,838
	2013	280,000	—	101,100	—	140,000	—	66,547	587,647

(1)	The amounts shown in column (d) for 2015 reflect the cash bonus awards paid to Messrs. Myers, Thomas, Brager, Dowd and Harvey with respect to the “Overall Job Performance” components of their respective compensation plans. The criteria were established by the Compensation Committee in February 2015, and determined based on 2015 job performance by the Compensation Committee in February 2016. For 2013, the only named executive officer who received a discretionary bonus was David A. Brager. Mr. Brager’s discretionary bonus for 2013 was awarded because of Mr. Brager’s special efforts in undertaking direct management of one of Citizens Business Bank’s sales regions during the Bank’s extended search to fill that management position.
(2)	The restricted stock and option grants to Mr. Myers were awarded in connection with the renewal of his Employment Agreement with the Company in 2014, and are intended to cover the five-year term of his Employment Agreement. The restricted stock grants to the Company’s other four NEOs are further described below in the section of this proxy statement on “Grants of Plan-Based Awards.”
(3)	Pursuant to SEC regulations regarding the valuation of equity awards, amounts in columns (e) and (f) represent the applicable full grant date fair values of stock awards and stock options in accordance with FASB ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the NEOs. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the respective year end.
(4)	The amounts shown in column (g) reflect the cash incentive compensation awards paid to Messrs. Myers, Thomas, Brager, Dowd and Harvey under the Executive Incentive Plan, based on the objective criteria established by the Compensation Committee pursuant to such Plan in February 2015, and determined based on 2015 performance results by the Compensation Committee in February 2016.
(5)	The amount included in column (h) for 2015 represents the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2015.
(6)	The amounts shown in column (i) reflect the following for each of the NEOs for 2015:
(a)	Mr. Myers’ other compensation represents $11,580 for country club dues, $24,393 for health benefits, $816 for life insurance premiums, $13,250 for a contribution to the 401(k)/Profit Sharing Plan, $3,010 for the personal use of a company car, a $150 gift card, and $5,769 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.
(b)	Mr. Thomas’ other compensation represents $15,577 for health benefits, $816 for life insurance premiums, $13,250 for a contribution to the 401(k)/Profit Sharing Plan, $14,954 auto allowance, a $150 gift card and $101 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.
(c)	Mr. Brager’s other compensation represents $6,652 for country club dues, $24,414 for health benefits, $790 for life insurance premiums, $13,250 for a contribution to the 401(k)/Profit Sharing Plan, $14,954 auto allowance, $150 gift card and $82 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.
(d)	Mr. Dowd’s other compensation represents $11,476 for health benefits, $816 for life insurance premiums, $13,250 for a contribution to the 401(k)/Profit Sharing Plan, $14,954 auto allowance, a $150 gift card and $101 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.
(e)	Mr. Harvey’s other compensation represents $9,042 for country club dues, $24,414 for health benefits, $790 for life insurance premiums, $13,250 for a contribution to the 401(k)/Profit Sharing Plan, $14,954 auto allowance, a $150 gift card and $82 for expenses associated with his spouse’s attendance with him at certain business conferences and seminars.

Grants of Plan-Based Awards

No stock options or restricted stock awards were granted to any of our NEOs in 2015. As noted in the section of this proxy statement on “Equity-Based Compensation,” the Compensation Committee decided in 2013 to consider making regular stock option and/or restricted stock awards on a twelve or eighteen month cycle, as opposed to the Company’s previous practice of making such grants in even-numbered years. Pursuant to this decision, the Company awarded 15,000 shares of restricted stock in November, 2014 to each of our named executive officers, other than the Company’s CEO and President, Christopher D. Myers; Mr. Myers also received restricted stock and stock option grants in 2014 which were intended by the Compensation Committee to cover the five year term of his current Employment Agreement which was renewed in 2014.

The following table illustrates cash incentive and equity awards to our NEOs during 2015.

	Grant Date	Estimated Possible Payouts Under Non- Equity Incentive and Bonus Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Price of Stock Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(2)
Name		Threshold ($)	Target ($)	Maximum ($)(1)
Christopher D. Myers	2/17/2015	600,000	800,000	1,200,000	—	—	—	—
Richard C. Thomas	2/17/2015	75,000	150,000	225,000	—	—	—	—
David A. Brager	2/17/2015	75,000	150,000	225,000	—	—	—	—
James F. Dowd	2/17/2015	75,000	150,000	225,000	—	—	—	—
David C. Harvey	2/17/2015	75,000	150,000	225,000	—	—	—	—

(1)	Represents the maximum amount which could be earned by each named executive officer based upon his 2015 salary under CVB Financial Corp.’s annual cash-based Executive Incentive Plan and Bonus Plan, as described in the section of this proxy statement on “Compensation Discussion and Analysis.”
(2)	For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for the applicable year end.

Discussion of Summary Compensation and Grant of Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards” Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A summary of certain material terms of our compensation plans and arrangements is set forth below.

2009 and 2014 Employment Agreements with Chief Executive Officer

In 2009, CVB Financial Corp. and Citizens Business Bank entered into an employment agreement with Christopher D. Myers, in his capacity as the President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank (the “2009 Employment Agreement”). The 2009 Employment Agreement became effective on September 16, 2009, and provided for a five-year term. Because the 2009 Employment Agreement would have expired on September 15, 2014, and the Board of Directors believed it was in the best interests of the Company to renew Mr. Myers’ employment term prior to its expiration, CVB Financial Corp. and Citizens Business Bank entered into a new employment agreement with Mr. Myers on February 4, 2014, for an additional period of five years, commencing on that date (the “2014 Employment Agreement”).

Because the 2014 Employment Agreement was substantially based on the form and substance of the 2009 Employment Agreement, we believe it is helpful in terms of providing context for this discussion to

(1) summarize certain key terms of the 2009 Employment Agreement and (2) summarize the key changes in those terms as reflected in the 2014 Employment Agreement. Additional information on Mr. Myers’ 2014 Employment Agreement is set forth in the Company’s filing on Form 8-K on February 6, 2014.

The 2009 Employment Agreement provided, during the 2009-2014 employment term, for, among other things, (a) a minimum base salary of $750,000 per year; (b) an annual bonus consistent with Citizens Business Bank’s applicable Executive Incentive Plan, based upon Mr. Myers’ performance and accomplishment of business and financial goals during the applicable fiscal year and the overall financial performance of Citizens Business Bank; (c) the one-time grant of a restricted stock award of 250,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (d) the one-time grant of stock options to purchase 500,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan; (e) continued participation in a deferred compensation program created for Mr. Myers’ benefit with a guaranteed minimum 6% earnings rate; (f) eligibility to participate in group benefit plans and programs of CVB Financial Corp.; (g) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with his use of a Bank-provided automobile; (h) reimbursement for the reasonable cost of one country club membership and an additional country club membership at the discretion of Citizens Business Bank; and (i) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. Myers in connection with the performance of his duties as President and Chief Executive Officer of CVB Financial Corp. and Citizens Business Bank.

The 2014 Employment Agreement, as noted above, became effective on February 4, 2014, and provides for a new five year term ending on February 3, 2019. The key changes to the provisions of Mr. Myers’ previous compensation as implemented by the 2014 Employment Agreement include (a) an increase in the minimum base salary to $800,000 per year, retroactive to January 1, 2014, (b) the grant of a restricted stock award of 300,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan and (c) the grant of stock options to purchase 150,000 shares of CVB Financial Corp.’s common stock under our 2008 Equity Incentive Plan.

The Compensation Committee believed that an increase in base salary was appropriate under the 2014 Employment Agreement in view of Mr. Myers’ continued strong performance as the Company’s President and Chief Executive Officer and the fact that Mr. Myers had received no increases in his base salary since the effective date of the 2009 Employment Agreement.

The restricted stock grant of 300,000 shares, and the grant of stock options to purchase 150,000 shares, each vests in five equal installments on each anniversary of the date of the grants, which is similar to the five-year vesting schedule under the 2009 Employment Agreement. Dividends are paid on Mr. Myers’ restricted stock at the same rate as dividends declared on all other shares of our common stock. In the event of a change in control of CVB Financial Corp. or Citizens Business Bank, all the vesting restrictions lapse. The Compensation Committee has the authority, in its sole and absolute discretion, to remove any or all of the vesting restrictions on the stock and option grants.

The other benefits provided to Mr. Myers under the 2014 Employment Agreement are also substantially consistent with those provided in his 2009 Employment Agreement. The Committee believed that continuity was important with respect to Mr. Myers’ employment arrangements with the Company in view of his long and sustained tenure and strong record of performance as our President and Chief Executive Officer.

Outstanding Equity Awards

The following table lists the outstanding equity awards for our named executive officers at December 31, 2015. All of the awards have been adjusted for the stock dividends and stock splits declared by CVB Financial Corp. since the grant date, if any. Unless otherwise specified, all of the option awards listed vest at a rate of 20% per year (i.e., over a five-year period from the date of grant) and expire ten years from the date of grant, and all of the restricted stock awards vest over a five-year period from the date of grant.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock (#) That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Christopher D. Myers	30,000	120,000(1)	14.66	2/4/2024	240,000(1)	4,060,800
	350,948		8.61	9/16/2019
Richard C. Thomas	2,000	4,000(2)	11.82	3/21/2022	2,000(2)	33,840
	4,000		8.42	12/15/2020	4,500(3)	76,140
					12,000(4)	203,040
David A. Brager	6,000	4,000(2)	11.82	3/21/2022	2,000(2)	33,840
	4,950		14.04	6/21/2016	4,500(3)	76,140
	2,200		15.53	2/15/2016	12,000(4)	203,040
James F. Dowd	6,000	4,000(2)	11.82	3/21/2022	2,000(2)	33,840
	30,000		8.61	9/16/2019	4,500(3)	76,140
	10,000		8.73	7/16/2018	12,000(4)	203,040
David C. Harvey	6,000	4,000(2)	11.82	3/21/2022	2,000(2)	33,840
					4,500(3)	76,140
					12,000(4)	203,040

(1)	One-fourth of the unvested shares vest on each of February 4, 2016, 2017, 2018 and 2019.
(2)	One-half of the unvested options and unvested shares vest on each of March 21, 2016 and 2017.
(3)	One-third of the unvested shares vest on each of September 18, 2016, 2017 and 2018.
(4)	One-fourth of the unvested shares vest on each of November 19, 2016, 2017, 2018 and 2019.
(5)	The market value of the stock awards represents the product of the closing price of CVB Financial Corp. common stock on December 31, 2015, which was $16.92, and the number of shares underlying such awards.

Option Exercises and Stock Vested

The following table lists option exercises and stock vested during the year-ended December 31, 2015.

Options Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)(2)
Christopher D. Myers	90,000	406,764	60,000	916,200
Richard C. Thomas	4,000	30,720	5,500	94,710
David A. Brager	26,875	155,425	8,500	147,100
James F. Dowd	–	–	8,500	148,140
David C. Harvey	20,000	130,400	8,500	148,140

(1)	Represents the product of the number of shares acquired on option exercise and the difference between the closing price of our common stock on the exercise date and the option exercise price.
(2)	Represents the product of the number of shares acquired on vesting and the closing price of our common stock on the vesting date.

The following table provides information as of December 31, 2015, with respect to shares of CVB Financial Corp. common stock that may be issued under our equity compensation plans.

Equity Compensation Plan Information

Plan Category(a)	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights(b)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(c)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(b))(d)
Equity compensation plans approved by security holders	1,288,438	$11.00	843,392
Equity compensation plans not approved by security holders	—	—	—
Total	1,288,438	$11.00	843,392

Deferred Compensation

Christopher D. Myers may defer up to 75% of his base salary and up to 100% of his bonus under the CVB Financial Corp. Deferred Compensation Plan for Christopher D. Myers, adopted effective January 1, 2007 for his benefit, for each calendar year in which the Plan is effective. CVB Financial Corp. has the discretion to make additional contributions to the Plan for the benefit of Mr. Myers. Interest is credited to Mr. Myers’ account balance at a fixed rate of at least 6% plus a bonus rate equal to the sum, if any, of the Treasury Bond Rate (as defined in the Plan) plus 2% less 6%. The Compensation Committee has the discretion to make available to Mr. Myers one or more measurement funds, based on certain mutual funds, for the purpose of crediting or debiting additional amounts to Mr. Myers’ deferrals. The amount to be credited to Mr. Myers’ account balance is determined assuming Mr. Myers’ account balance had been hypothetically allocated among the measurement funds.

Mr. Myers may elect to receive all or part of his Plan balance following retirement in one lump sum or in annual installments for a period of up to 15 years. On January 1, 2014, a First Amendment to this Plan was adopted which provides for additional distribution elections for any deferrals made by Mr. Myers after the effective date of the Amendment.

We also adopted the Deferred Compensation Plan for Directors and Certain Specified Officers, effective as of February 21, 2007, for the benefit of our directors and named executive officers (other than Mr. Myers) and certain other executives and employees. Under this Plan, each participant may defer up to 90% of his or her base salary and up to 100% of his or her bonus, any commission, and any independent contractor compensation, for each calendar year in which the Plan is effective. This Plan does not provide for a guaranteed yield or return.

Effective October 17, 2014, a “Rabbi Trust” was established for deferral amounts and any earnings thereon under both of our Deferred Compensation Plans, pursuant to IRS Revenue Procedure 92-64. The purpose of the “Rabbi Trust” is to protect the participants’ deferral and distribution elections regarding the funds in the Company’s two Deferred Compensation Plans in the event of a change of control involving the Company, although such funds will not be protected from claims of creditors in the event of any bankruptcy involving the Company.

The following table shows contributions and earnings during 2015 and account balances as of December 31, 2015, under CVB Financial Corp.’s nonqualified Deferred Compensation Plan for Mr. Myers and the nonqualified Deferred Compensation Plan for Directors and Certain Specified Officers, which covers our other four NEOs and our directors.

Nonqualified Deferred Compensation

Name(a)	Executive Contributions in Last FY ($)(b)(1)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings in Last FY ($)(d)(2)(3)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)(3)
Christopher D. Myers	845,000	—	283,629	—	5,292,128
Richard C. Thomas	202,500	—	—	—	966,494
David A. Brager	13,359	—	—	—	120,421
James F. Dowd	138,750	—	—	—	750,558

(1)	These amounts relate to compensation which was reported in the 2015 Summary Compensation Table.
(2)	Reflects earnings on deferred compensation (d) and the deferred compensation balance (f) for the named executive officer under the applicable Deferred Compensation Plan.
(3)	Of the amount included in column (d), $118,126 represents the amount of interest which exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Internal Revenue Code) on deferred compensation for Mr. Myers at December 31, 2015, as reported in the Summary Compensation Table. Of the amount included in column (f), $160,038 represents the aggregate amount of the above-market earnings reported as compensation to Mr. Myers in the Company’s Summary Compensation Table for previous years (2014 and 2013) as presented.

Potential Payments Upon Termination or Change in Control

We have Severance Compensation Agreements with each of our named executive officers, except for Mr. Myers, whose 2014 Employment Agreement provides for separate termination payments upon his termination of employment whether unrelated to a change in control or in connection with a change in control. Under Mr. Myers’ 2014 Employment Agreement, if he is terminated for cause or as a result of his death, he will be paid his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If Mr. Myers’ employment is terminated without cause (other than in connection with a “change in control” as defined in the 2014 Employment Agreement), then Mr. Myers will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay, and (ii) additional payments in an amount equal to two times his then-current annual base salary. The additional payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code.

If Mr. Myers’ employment is terminated by the Company or its successor entity within one year following a change in control or within 120 days prior to a change in control of CVB Financial Corp. or Citizens Business Bank, or Mr. Myers resigns his employment for “good reason” (as defined in his 2014 Employment Agreement) within one year of a change in control, Mr. Myers would be entitled to receive additional payments in an amount equal to two times his annual base salary for the last calendar year immediately preceding the change in control, plus two times the average annual bonus he received for the last two calendar years ended immediately preceding the change in control. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period, subject to a delay in payment of amounts due within the first six months following termination if and to the extent required by Section 409A of the Internal Revenue Code.

If Mr. Myers’ employment is terminated in connection with a disability, Mr. Myers would be entitled to an amount equal to the difference between any insurance proceeds he is entitled to receive under Citizens Business Bank’s insurance plans and his base salary for 12 months. The payments will be made in equal installments on Citizens Business Bank’s normal payroll dates over a 12-month period.

The receipt by Mr. Myers of additional payments in connection with his termination without cause, upon his disability, or in connection with a change in control, is conditioned upon execution of a release in favor of CVB Financial Corp. and Citizens Business Bank. In addition, Mr. Myers has agreed in his employment agreement not to solicit any customers or fellow employees of the Company for a period of one year following his termination of employment.

Our other four NEOs are entitled to severance only in limited circumstances following a change of control, as described above in the section of this proxy statement on “Change in Control Agreements.” Specifically, our Severance Compensation Agreements were modified in 2014, effective on January 1, 2015, to provide that, in the event any of our NEOs terminates his employment for “good reason” or his employment is terminated during the one year period following a change in control for any reason (other than for cause), the NEO concerned will receive an amount equal to twice such executive’s annual base compensation for the most recent calendar year plus two times the average of the last two years’ bonuses paid to such executive immediately preceding the change in control. This amount will be paid in 24 equal monthly installments (without interest or other adjustment) on the first day of each month commencing with the first such date that is at least six (6) months after the date of the NEO’s “separation from service” (as such term is defined for purposes of Section 409A of the Internal Revenue Code pursuant to Treasury Regulations and other guidance promulgated thereunder) and continuing for successive months thereafter.

The Compensation Committee believes these change in control agreements are important for the Company’s executives. By means of these agreements, CVB Financial Corp. believes it is more likely that an executive would remain in place to facilitate continuity of management and/or to assist an acquirer through the term of a change in control. These agreements also assist an executive who may be displaced because of the change in control.

The table below reflects the amount of compensation that would be awarded to each of our NEOs in the event of termination of such executive’s employment under the circumstances described below. The amounts shown assume that such termination was effective as of December 31, 2015, and thus is based upon amounts earned through such time and are estimates of the amounts which would be paid to the respective executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts include:

•	Incentive and/or bonus compensation earned during the year, as long as the executive is employed on the date such incentive and/or bonus compensation is paid;
•	Stock options or restricted stock which has already vested;
•	Amounts contributed under the 401(k) Profit Sharing Plan (including the vested portions of any Company contributions) and under any applicable Deferred Compensation Plan; and
•	Unused vacation pay.

Since these earned amounts would be payable to employees or officers generally, they are not included in the table below, which describes the potential and specific payments to which our NEOs are or would be entitled upon termination.

Payments Made Upon Retirement

Other than the items identified immediately above under “Payments Made Upon Termination” and in the next paragraph, our NEOs receive no benefits in the event of retirement, except that the 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and to reduce the period of restriction on restricted stock to less than three years in the event the continuous service of an employee or consultant terminates due to retirement or death.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the heading “Payments Made Upon Termination” above, the NEO will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Potential Payments Upon Termination of Employment

Name	Cash Severance Arrangements/ Compensation ($)(1)	Acceleration of Unvested Options and Stock Awards ($)(2)	Total Termination Benefits ($)
Christopher D. Myers
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	1,600,000(3)	—	1,600,000
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	3,200,000	4,332,000	7,532,000
Death	—	—	—
Disability(4)	477,371	—	477,371
Richard C. Thomas(5)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	877,500	333,420	1,210,920
Death	—	—	—
Disability	—	—	—
David A. Brager(5)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	872,750	333,420	1,206,170
Death	—	—	—
Disability	—	—	—
James F. Dowd(5)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	843,750	333,420	1,177,170
Death	—	—	—
Disability	—	—	—
David C. Harvey(5)
Voluntary Termination or Retirement	—	—	—
Involuntary Termination (other than For Cause)	—	—	—
Involuntary Termination (For Cause)	—	—	—
Termination in Connection with Change in Control	939,750	333,420	1,273,170
Death	—	—	—
Disability	—	—	—

(1)	This column includes two times base compensation plus two times the average of the last two years’ annual bonus, except as specified in footnotes (3) and (4).
(2)	Amounts represents the sum of (x) the shares of unvested restricted stock times the closing price of the Company’s shares on December 31, 2015, and (y) the number of unvested stock options times the closing price of the Company’s shares on December 31, 2015, minus (z) the exercise price of such unvested stock options times the number of such unvested stock options granted. The 2008 Plan permits the Compensation Committee to accelerate the vesting of stock options and reduce the period of restriction on restricted stock to less than three years in the event the continuous service of the employee or consultant terminates due to retirement or death.
(3)	Amount represents two times base salary.
(4)	Amount represents the difference between one times base salary and anticipated disability insurance payments.
(5)	The presentation in this table is based on the Severance Compensation Agreements that apply to our four NEOs other than Mr. Myers, which were modified in late 2014 but became effective on January 1, 2015.

Director Compensation

CVB Financial Corp. uses a combination of cash and stock-based compensation to attract and retain qualified individuals to serve as directors. Each director is expected to own $100,000 in CVB Financial Corp. stock within one year of becoming a director as a minimum ownership position.

Only non-employee directors are entitled to receive monthly cash compensation for serving on our Board of Directors. Our non-employee director compensation was last adjusted in November, 2014. As of November 1, 2014, each director who is not a Vice Chairman or Chairman of the Board receives $5,000 per month for an annualized total of $60,000. Our Vice Chairman receives $8,333 monthly or an annualized total of $100,000 for the year. Our Chairman of the Board receives $11,917 per month, totaling $143,000 on an annualized basis. The Board of Directors holds monthly meetings of the Board of Directors and its committees, and also meets in various committees on other occasions. Our Chairman and Vice Chairman meet separately from time to time with our President and Chief Executive Officer, forming the Executive Committee of the Board of Directors.

CVB Financial Corp. generally awards stock options and/or restricted stock to non-employee members of the Board of Directors every two years in even-numbered years. Accordingly, no regular stock options or restricted stock awards were issued for our non-employee directors in 2015. However, on August 21, 2015, our newest director, Kristina M. Leslie, received an award of 10,000 shares of restricted stock in connection with the commencement of her board service on August 21, 2015.

In August 2011, the Company changed its policy of allowing non-employee members of the Board of Directors to participate in the Company’s health and welfare benefit plans. Directors who joined our Board of Directors after August 2011 (George A. Borba, Jr., Stephen A. Del Guercio, Raymond V. O’Brien III, Hal W. Oswalt and Kristina M. Leslie) are not entitled to receive health and welfare benefits from the Company. However, directors who joined the Board of Directors prior to August 2011 were allowed to continue to participate in the Company’s health and welfare benefit plans at the same level and extent as the employees of CVB Financial Corp., and it was decided that, for individuals who were directors at that time (Robert M. Jacoby and San E. Vaccaro are the only remaining directors), such benefits would continue to be offered until the individual termination dates of their services as one of our directors. In this regard, such coverage will cease for Mr. Vaccaro upon his retirement from our Board of Directors on May 19, 2016. For the one remaining “grandfathered” director who is continuing to participate, Mr. Jacoby, these benefits include medical, dental, vision, long-term disability and life insurance. Mr. Jacoby pays the same amount for insurance as our employees of a similar age and dependency status.

As noted above in our discussion of the Compensation Committee in the section of this proxy statement on “Role of the Compensation Consultant,” the Compensation Committee engaged Cook, in October 2014, to perform a specific review of Board of Directors compensation, following two separate but similar reviews of the compensation of our President and Chief Executive Officer in 2013 and of all five of our NEOs earlier in 2014, respectively. For the purpose of the directors’ compensation review, Cook relied on proxy data involving the same peer group of banks and financial institutions listed in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” with asset sizes and market capitalization levels which, at the relevant times of the reviews, ranged from approximately 0.5x to 2.0x compared to those of CVB Financial Corp. The Compensation Committee intends to conduct periodic reviews of our director compensation using outside compensation consultants and other available information because the Committee believes that retention and continuity of board service is important to our success, and because we seek to provide an appropriate blend of cash compensation and equity-based incentives to better align board and shareholder perspectives and interests.

As noted above, in the section of this proxy statement on “Peer Group Considerations and the Compensation Consultant,” the Compensation Committee believes that the appropriate level of total compensation for our non-executive, independent directors should be targeted within a range of between the median and 75th percentiles of our designated peer group, and the Committee believes that the cash retainer adjustments and equity grants implemented in 2014 should help accomplish this objective. The survey conducted by Cook on director compensation indicated that the typical mix of board member compensation in our designated peer group is weighted approximately two-thirds in cash and approximately one-third in equity, and the Committee believes the increase in our cash retainer and the decrease in our biennial equity grant for our outside board members effectuated in 2014 will better align our overall director compensation package with that of our designated peer group of companies.

The following table summarizes the compensation earned or paid to our non-employee directors during 2015. As noted above, in August, 2015, Ms. Leslie commenced her service on our Board or Directors, so the amounts paid to her as director compensation reflect her specific dates of service during the Company’s 2015 fiscal year. Compensation paid to Christopher D. Myers is set forth in the Summary Compensation Table, since Mr. Myers is a NEO and does not receive separate compensation for serving on our Board of Directors.

Director Compensation in 2015

Name	Fees Earned or Paid in Cash ($)(1)	Restricted Stock Awards(2)	Stock Option Awards (2)	All Other Comp. ($)(3)	Total ($)
George A. Borba, Jr. (Vice-Chairman)	100,000	—	—	—	100,000
Stephen A. Del Guercio	60,000	—	—	—	60,000
Robert M. Jacoby	60,000	—	—	15,577	75,577
Kristina M. Leslie(4)	20,000	166,600	—	—	186,600
Raymond V. O’Brien III (Chairman)	143,000	—	—	—	143,000
Hal W. Oswalt	60,000	—	—	—	60,000
San E. Vaccaro	60,000	—	—	15,577	75,577

(1)	As noted above, each of our directors receives director fees of $5,000 per month; our Chairman, Mr. O’Brien, receives compensation of $11,917 per month; and our Vice-Chairman, Mr. Borba, receives compensation of $8,333 per month.
(2)

Pursuant to SEC regulations regarding the valuation of equity awards, each amount under Restricted Stock Awards and Stock Options Awards represents the applicable full grant date fair values of the restricted stock award or stock option award, as applicable, in accordance with FASB

ASC Topic 718, excluding the effect for forfeitures. These amounts correspond to our accounting expense and do not correspond to the actual value that will be realized by the director. For information on the valuation assumptions, refer to the Note on “Stock Option Plans and Restricted Stock Awards” in the financial statements filed with our Annual Report on Form 10-K for 2015.
(3)	All other compensation represents health and welfare benefits. As noted above, the Company discontinued offering health and welfare benefits to new directors in August 2011, but the Company continues to provide health insurance benefits to the two remaining non-employee directors who joined the Board of Directors prior to August 2011 and served as Directors during 2015.
(4)	Ms. Leslie was appointed to our Board of Directors on August 21, 2015.

On December 31, 2015, our non-employee directors who served as directors during 2015 held options to purchase our common stock in the following amounts: Mr. O’Brien, no options; Mr. G. Borba, Jr., no options; Mr. Del Guercio, no options; Mr. Jacoby, 47,500 options; Ms Leslie, no options; Mr. Oswalt, no options; and Mr. Vaccaro, 77,500 options. On December 31, 2015, these non-employee directors had been awarded restricted shares of our common stock which had not yet vested in the following amounts: Mr. O’Brien, 6,000; Mr. G. Borba, Jr., 6,000; Mr. Del Guercio, 6,000; Mr. Jacoby, 6,000; Ms. Leslie, 10,000; Mr. Oswalt, 10,000; and Mr. Vaccaro, 6,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the current members of the Compensation Committee has ever been an officer or employee of CVB Financial Corp. or any of its subsidiaries. We do not believe that any current member of our Compensation Committee has a relationship with the Company that would compromise such member’s ability to be independent of management.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the directors and executive officers of CVB Financial Corp. and/or their associates were customers of, and had loans, deposits and commitments with Citizens Business Bank and its subsidiary in the ordinary course of its business during 2015, and we expect such transactions will continue in the future. All of these loans, deposits and commitments were made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other persons of similar creditworthiness who were not related to Citizens Business Bank and comply with the provisions of the Sarbanes-Oxley Act of 2002. In our opinion, these transactions did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures for Approving Related Person Transactions

CVB Financial Corp. has a Related Party Transaction Policy which prescribes policies and procedures for approving a “Related Party Transaction.” The term “Related Party Transaction” is defined as a transaction or arrangement (or any series of similar transactions or arrangements) in which CVB Financial Corp. (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Party had, has or will have a direct or indirect interest. “Related Party” is defined as:

•	Any person who is, or at any time since the beginning of CVB Financial Corp.’s last fiscal year was, a director or NEO of CVB Financial Corp. or a nominee to become a director of CVB Financial Corp.;
•	Any person who is known to be the beneficial owner of more than 5% of any class of CVB Financial Corp.’s voting securities;

•	Any immediate family member of any of the foregoing persons, who might control or influence such person, or be controlled or influenced by such person, which would normally include any child, stepchild, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, NEO, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, NEO, nominee or more than 5% beneficial owner; and
•	Any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The procedures exclude from coverage loans made by Citizens Business Bank if the loan (a) is made in the ordinary course of business, (b) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, (c) did not involve more than the normal risk of collectability or present other unfavorable features, and (d) is otherwise made pursuant to the Company’s applicable policies and applicable law for extension of credit to Related Persons. In the case of such loans, the procedures set forth in the policies and procedures applicable to such loans shall be followed rather than the procedures set forth in the Related Person Transaction Policy.

The Board of Directors has delegated to the Audit Committee the responsibility of reviewing and approving Related Person Transactions. In evaluating Related Person Transactions, the Audit Committee considers all of the relevant facts and circumstances available to the Audit Committee, including

•	The benefits to CVB Financial Corp.;
•	The impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or executive officer;
•	The availability of other sources for comparable products or services;
•	The terms of the transaction; and
•	The terms available to unrelated third parties or to our employees generally.

No member of the Audit Committee may participate in any review, consideration or approval of any Related Person Transaction with respect to which such member or any of his or her immediate family members or affiliated entities is the Related Person. The Audit Committee or the Chair may approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of CVB Financial Corp. and its shareholders, as the Audit Committee determines in good faith. The Chair is required to report to the Audit Committee at the next Audit Committee meeting any approvals made pursuant to delegated authority.

In the event CVB Financial Corp.’s Chief Executive Officer or Chief Financial Officer becomes aware of a Related Person Transaction that has not been previously approved or previously ratified under the policy, the following procedures apply: (a) if the transaction is pending or ongoing, it will be submitted to the Audit Committee or the Chair promptly, and the Committee or Chair will consider all of the relevant facts and circumstances, including those items listed above. Based on the conclusions reached, the Audit Committee shall evaluate all options, including ratification, amendment or termination of the Related Person Transaction; and (b) if the transaction is completed, the Audit Committee will evaluate the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate, and shall request that the Chief Financial Officer evaluate CVB Financial Corp.’s controls and procedures to ascertain the reason the transaction was not submitted to the Audit Committee for prior approval and whether any changes to these procedures are recommended.

STOCK OWNERSHIP

Who Are the Largest Owners of CVB Financial Corp.’s Stock?

The following table shows the beneficial ownership of common stock as of March 17, 2016, by those persons we know to be the beneficial owners of more than 5% of the outstanding shares of common stock of CVB Financial Corp. based on information those persons have filed with the SEC on Schedule 13G. “Beneficial ownership” is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. So, for example, you beneficially own CVB Financial Corp.’s common stock not only if you hold it directly, but also if you indirectly, through a relationship, contract or understanding, have, or share, the power to vote the stock, to sell it or you have the right to acquire it within sixty (60) days of the date selected for reference purposes below.

Name	Address	Common Stock Beneficially Owned
		Number of Shares	Percent of Class(1)
FMR LLC	245 Summer Street Boston, MA 02210	9,560,570(2)	8.9%
BlackRock, Inc.	55 E. 52nd Street New York, NY 10022	9,453,187(3)	8.8%
The Vanguard Group	100 Vanguard Boulevard Malvern, PA 19355	7,266,980(4)	6.7%
The George Borba Family Trust (“Borba Family Trust”); The Borba Children’s Holding Trust (“Borba Children’s Trust”); George A. Borba, Jr., individually and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust and the Borba Children’s Trust; Linda B. Gourdikian, individually, and as co-trustee (with shared voting and dispositive power) of the Borba Family Trust, the Borba Children’s Trust and the Gourdikian Family Trust; and Dolores A. Borba, as beneficiary of the Borba Family Trust (collectively, the “Borba family group”)	701 N. Haven Avenue, Suite 350 Ontario, CA 91764	6,968,131(5)	6.5%
Neuberger Berman Group LLC; Neuberger Berman Investment Advisors LLC	605 Third Avenue New York, NY 10158	5,923,770(6)	5.5%

(1)	The “Percent of Class” calculation in the table was made using (x) the number of shares reported as beneficially owned in the applicable Schedule 13G filing and (y) the number of shares of our common stock outstanding on March 17, 2016, which was 107,790,562 shares.
(2)	This information is based on a Schedule 13G filed by FMR LLC (Fidelity Management and Research) on February 12, 2016. FMR LLC has sole voting power over 1,566,425 shares and sole dispositive power over all 9,560,570 shares. FMR LLC holds the shares in the ordinary course of business.

(3)	This information is based on a Schedule 13G filed by BlackRock, Inc. on January 21, 2016. BlackRock, Inc. has sole voting power over 9,221,021 shares and sole dispositive power over all 9,453,187 shares. BlackRock, Inc. holds the shares in the ordinary course of business.
(4)	This information is based on a Schedule 13G filed by The Vanguard Group on February 10, 2016. The Vanguard Group has sole voting power over 130,422 shares, shared voting power over 6,100 shares, shared dispositive power over 130,722 shares, and sole dispositive power over 7,136,258 shares. The Vanguard Group holds the shares in the ordinary course of business.
(5)	This information is based on a Schedule 13G filed by the Borba family group on February 4, 2016 and includes the following items: (i) 4,599,439 shares owned by the Borba Family Trust; (ii) 2,277,000 shares owned by the Borba Children’s Trust; (iii) 15,520 shares owned by George A. Borba, Jr. individually (which total includes 6,000 restricted shares and 288 shares held by Mr. Borba as custodian for minor children); (iv) 28,547 shares owned by Mr. Borba’s sister, Linda B. Gourdikian, individually; and (v) 47,625 shares owned by the Gourdikian Family Trust. In computing the percentage of shares beneficially owned, any shares which Mr. Borba, Ms. Gourdikian, the Borba Family Trust or the Borba Children’s Trust has a right to acquire within sixty (60) days after March 17, 2016 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by the Borba family group, but are not deemed outstanding for the purpose of computing percentages of shares beneficially owned by the other shareholders in this table. Mr. Borba and Ms. Gourdikian have disclaimed beneficial ownership of the shares held by each other, the Borba Family Trust and the Borba Children’s Trust, except to the extent of their respective distributable interests in the Borba Children’s Trust.
(6)	This information is based on a Schedule 13G filed by Neuberger Berman Group LLC on February 9, 2016. Neuberger Berman Group LLC has shared voting and dispositive power over all 5,923,770 shares. Neuberger Berman Group LLC holds the shares in the ordinary course of business.

How Much Stock Do CVB Financial Corp.’s Directors and Officers Own?

The following table shows the beneficial ownership of CVB Financial Corp.’s common stock as of March 17, 2016, by (i) each director, all of whom except for San E. Vaccaro are also nominees for director, (ii) those persons serving as our named executive officers in 2015 and (iii) by all directors and current executive officers as a group.

Name	Common Stock Beneficially Owned
	Number of Shares(1)	Percent of Class(2)
George A. Borba, Jr.(3)	6,891,959	6.4%
Director and Nominee
Stephen A. Del Guercio	19,000	*
Director and Nominee
Robert M. Jacoby(4)	72,512	*
Director and Nominee
Kristina M. Leslie	10,000	*
Director and Nominee
Christopher D. Myers(5)	791,000	*
President, Chief Executive Officer, Director and Nominee
Raymond V. O’Brien III	22,000	*
Chairman of the Board and Nominee
Hal W. Oswalt	15,000	*
Director and Nominee
San E. Vaccaro(6)	321,977	*
Retiring Director
David A. Brager(7)	45,532	*
Executive Vice President, Sales Division Manager
James F. Dowd(8)	92,734	*
Executive Vice President, Chief Credit Officer
David C. Harvey(9)	44,166	*
Executive Vice President, Chief Operations Officer
Richard C. Thomas(10)	39,346	*
Executive Vice President, Chief Financial Officer
Current Directors and Named Executive Officers as a Group (12 persons)(11)	8,365,226	7.8%

*	Less than 1%.
(1)	Except as otherwise noted below, each person directly or indirectly has sole or shared voting and investment power (as community property and/or with such person’s spouse) with respect to the shares listed.
(2)	The percentage for each of these persons or group is based upon the total number of shares of CVB Financial Corp.’s common stock outstanding as of March 17, 2016, which was 107,790,562, plus the shares which the respective individual or group has the right to acquire within sixty (60) days after March 17, 2016, by the exercise of stock options. In computing the percentage of shares beneficially owned by each person or group of persons, any shares which the person (or group) has a right to acquire within sixty (60) days after March 17, 2016 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person (or group), but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)	Represents 4,599,439 shares held by the Borba Family Trust, 2,277,000 shares held by the Borba Children’s Trust, of which Mr. Borba is co-trustee (with shared voting and dispositive power) and as to which Mr. Borba disclaims beneficial ownership, except to the extent of his distributable interest in the Borba Children’s Trust; 9,232 shares which Mr. Borba owns outright, 6,000 restricted shares and 288 shares held by Mr. Borba as custodian for minor children.
(4)	Includes 52,500 shares which Mr. Jacoby may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(5)	Includes 410,948 shares which Mr. Myers may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(6)	Includes 77,500 shares which Mr. Vaccaro may acquire within 60 days after March 17, 2016, by the exercise of stock options and 238,477 shares pledged as securities to Merrill Lynch.
(7)	Includes 8,000 shares which Mr. Brager may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(8)	Includes 48,000 shares which Mr. Dowd may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(9)	Includes 8,000 shares which Mr. Harvey may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(10)	Includes 8,000 shares which Mr. Thomas may acquire within 60 days after March 17, 2016, by the exercise of stock options.
(11)	Includes 612,898 shares which members of the group may acquire within 60 days after March 17, 2016, by the exercise of stock options.

Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of CVB Financial Corp.’s equity securities, to file reports of ownership and changes in ownership with the SEC. The SEC requires executive officers, directors and greater than 10% shareholders to furnish to us copies of all Section 16(a) forms they file.

Based solely on our review of these reports and of certifications furnished to us, we believe that, during the fiscal year ended December 31, 2015, all our executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

THE BOARD RECOMMENDS A VOTE “FOR” ALL SEVEN NOMINEES FOR DIRECTOR

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

We have selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2016. The Audit Committee appoints our independent auditors. KPMG LLP has served as our independent registered public accountants since July 5, 2007. We believe KPMG LLP has provided audit services at customary rates and terms.

Principal Auditor’s Fees

The aggregate fees CVB Financial Corp. incurred for audit and non-audit services provided by KPMG LLP, which acted as our independent registered public accountants for the fiscal years ended December 31, 2015 and 2014, were as follows:

	2015 ($)	2014 ($)
Audit Fees(1)	1,449,469	847,795
Audit-Related Fees(2)	—	—
Tax Fees(3)	66,000	73,000
All Other Fees(4)	—	—
Total	1,515,469	920,795

(1)	Audit fees consisted of fees and out-of-pocket expenses for the audit of CVB Financial Corp.’s consolidated financial statements, internal controls over financial reporting and review of financial statements included in CVB Financial Corp.’s quarterly reports. Fees for 2015 include $150,000 for prior year change order billings remitted in May 2015.
(2)	Audit-related fees consisted of any fees billed for professional assurance and related services other than those noted in footnote (1) above.
(3)	Tax fees consisted of fees billed for the preparation of federal and state income tax returns, including amended tax returns, tax planning and tax advice.
(4)	All Other Fees consisted of any fees for other non-audit services.

The Audit Committee’s pre-approval policy provides for pre-approval of all audit, audit-related and tax services. Accordingly, all audit services provided by KPMG LLP were pre-approved by our Audit Committee. The Audit Committee has granted general pre-approval for certain audit, audit related and tax services. If the cost of any such services exceeds the range of anticipated cost levels, the services will require specific pre-approval by the Audit Committee. If any particular service falls outside the general pre-approval, it must also be specifically approved by the Audit Committee. If specific pre-approval of a service is required, both the independent auditor and CVB Financial Corp.’s Chief Financial Officer must submit a request to the Audit Committee including the reasons why the proposed service is consistent with the SEC’s regulations on auditor independence. In addition, with respect to each pre-approved service, the independent auditor is required to provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

The pre-approval policy also authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

The Audit Committee has considered whether other non-audit services are compatible with maintaining the independence of KPMG LLP.

Representatives of KPMG LLP will be present at our annual meeting. They will be available to respond to your appropriate questions and will be able to make such statements as they desire. If you do not ratify the selection of independent accountants, the Audit Committee will reconsider the appointment. However, even if you ratify the selection, the Audit Committee may still appoint new independent accountants at any time during the year if it believes that such a change would be in the best interests of CVB Financial Corp. and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE SELECTION OF KPMG LLP AS CVB FINANCIAL CORP.’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2016

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

What Is the Purpose of This Proxy Statement?

The purpose of this proxy statement is to solicit your vote at our 2016 annual meeting of shareholders. This proxy statement summarizes the information you need to know to cast an informed vote at the meeting. The record date for those shareholders entitled to vote at the meeting is March 24, 2016. On the record date there were 107,787,862 shares of our common stock outstanding.

How Can I Access the Proxy Materials?

We follow the SEC’s notice and access rule. On or about our mailing date, we mailed our shareholders who are entitled to vote at the meeting a notice about the Internet availability of the proxy materials (the “Notice”). Along with the proxy statement, we also made available by Internet our Annual Report on Form 10-K for fiscal year ended December 31, 2015. Instructions on how to access the proxy materials over the Internet and to request a paper copy of the proxy materials, if desired, may be found in the Notice. We mailed to shareholders who have previously asked to receive paper copies of the proxy materials, a full set of the proxy materials, instead of the Notice. If you hold your CVB Financial Corp. shares in street name, and currently receive paper copies of our proxy materials, please refer to the information provided by your bank, broker or other holder of record for instructions on how to elect to receive only electronic copies of future proxy statements and annual reports.

How Do I Vote by Proxy?

You can vote by proxy whether or not you attend the annual meeting. Shareholders have a choice of voting over the Internet, by telephone or by using a traditional proxy card.

To vote, follow the instructions printed on the Notice.

If you received a full set of proxy materials:

•	To vote by Internet, go to www.investorvote.com/CVBF and follow the instructions there. You will need the 15-digit number included on your proxy card.
•	To vote by telephone, dial the number listed on your proxy card. You will need the 15-digit number included on your proxy card.
•	To vote using the traditional proxy card, please sign and date the enclosed proxy card and return it promptly in the envelope provided.

To reduce our administrative and postage costs, we ask that you vote through the Internet or by telephone, both of which are available 24 hours a day. To ensure that your vote is counted, please remember to submit your vote by 7 p.m., Pacific Daylight Time, on May 19, 2016. Voting by proxy will not affect your right to attend the annual meeting and vote if you desire to do so.

How Do I Vote in Person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot form when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a legal proxy from your broker, bank or other nominee to vote the shares at the meeting.

How Will My Proxy Be Voted?

If you properly complete your proxy card and we receive it in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If we receive an executed proxy card from you, on which you have not made specific choices with respect to the proposals, your proxy will vote your shares as recommended by the Board of Directors as follows:

•	“FOR” the election of all seven nominees for director; and
•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accountants for 2016.

If any other matter is presented, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in the proxy’s own discretion. At the time this proxy statement went to press, we knew of no matters which needed to be acted on at the meeting, other than those discussed in this proxy statement.

How Many Votes Do I Have?

Each share of common stock entitles you to one vote. The proxy card indicates the number of shares of common stock that you own. However, in the election of directors, you are entitled to cumulate your votes if you are present at the meeting, the nominee’s(s’) name(s) have properly been placed in nomination, and a shareholder has given notice at the meeting prior to the actual voting of his or her intention to vote his or her shares cumulatively. Cumulative voting allows you to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares you own, or to distribute your votes in the same fashion between two or more nominees. Our receipt of an executed proxy grants the Board of Directors the discretionary authority to also cumulate votes.

May I Change My Vote After I Have Voted?

Yes. Even after you have submitted your proxy, or cast your vote by telephone or Internet ballot, you may change your vote at any time before the proxy is exercised, if you file with CVB Financial Corp.’s Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date, or cast a new vote by telephone or Internet. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What Vote Is Required for Each Proposal?

The seven nominees for director who receive the most votes will be elected. So, if you do not vote for a particular nominee, or you indicate “WITHHOLD” authority to vote for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee.

Proposal 2 regarding the ratification of the appointment of our auditors requires the approval of a majority of the shares represented and voting at the meeting, with affirmative votes constituting at least a majority of the required quorum.

Who Are Shareholders of Record Versus Beneficial Owners?

If you are a shareholder of record, CVB Financial Corp. has sent the Notice directly to you.

If your shares are held in street name, you are considered the “beneficial owner” of the shares. Your broker, bank or other holder of record, who is considered the shareholder of record with respect to those shares, should have forwarded the Notice directly to you. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions on the proxy card or in the Notice.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” in a matter are treated as being present at the meeting for purposes of establishing the quorum, but only shares voted “FOR” or “AGAINST” are treated as shares “represented and voting” at the annual meeting with respect to such matter.

How Are Broker Non-Votes and Abstentions Treated?

“Broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under applicable rules, brokers or other nominees may not exercise discretionary voting power on certain matters. Brokers or other nominees have discretionary voting power for Proposal 2 (approval of KPMG LLP as independent auditor), but not for Proposal 1 (election of directors). If you do not provide specific voting instructions to your record holder, that record holder will not be able to vote on Proposal 1. It is therefore important that you provide instructions to your bank, broker, or other holder of record if your shares are held by a bank, broker, or other holder of record, so that your votes with respect to these proposals are counted.

Abstentions will have no effect on Proposal 2, unless there are insufficient votes in favor of the proposals, such that the affirmative votes constitute less than a majority of the required quorum. In such cases, abstentions will have the same effect as a vote against such proposals.

What Are the Costs of Solicitation of Proxies?

We will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing the Notice and any requested paper copies of this proxy statement and the materials used in this solicitation of proxies.

The proxies will be solicited through the mail, and as noted above, shareholders may also vote by the Internet or telephone. Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs. Although there is no formal agreement to do so, we may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals. We have retained the services of Georgeson, Inc. to serve as our proxy solicitor at an estimated cost of $8,000.

ANNUAL REPORT

Together with this proxy statement, CVB Financial Corp. has distributed or made available via the Internet to each of its shareholders its Annual Report on Form 10-K for the year ended December 31, 2015, which includes the consolidated balance sheets of CVB Financial Corp. and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the report thereon of KPMG LLP, CVB Financial Corp.’s independent registered public accountants for the periods then ended. If you did not receive the Annual Report on Form 10-K (or would like another copy), we will send it to you without charge.

The Annual Report on Form 10-K includes a list of exhibits filed with the SEC, but the Annual Report on Form 10-K we have delivered to you does not include the exhibits. If you wish to receive copies of the exhibits, we will send them to you. Expenses for copying and mailing will be your responsibility. Please call (909) 980-4030 or write to:

Corporate Secretary

CVB Financial Corp.

701 North Haven Avenue, Suite 350

Ontario, California 91764

In addition, the SEC maintains an Internet site at http://www.sec.gov that contains information we file with the SEC.

PROPOSALS OF SHAREHOLDERS FOR 2017

If you wish to submit a proposal for consideration at our 2017 annual meeting of shareholders, you may do so by following the procedures prescribed in the Exchange Act and in our Bylaws. To be eligible for inclusion in our proxy statement and proxy materials, our Corporate Secretary must receive your proposal no later than December 9, 2016, at the above address.

For any proposal that is not submitted for inclusion in next year’s proxy statement (as described in the preceding paragraph), but is instead sought to be presented directly at next year’s annual meeting, SEC rules permit management to vote proxies in its discretion if CVB Financial Corp. (a) receives notice of the proposal before the close of business on February 22, 2017 and advises shareholders in next year’s proxy statement about the nature of the matter and how management intends to vote on the matter, or (b) does not receive notice of the proposal prior to the close of business on February 22, 2017.

Notices of intention to present proposals at the 2017 annual meeting of shareholders should be addressed to our Corporate Secretary, CVB Financial Corp., 701 North Haven Avenue, Ontario, California 91764, and must comply with the provisions of our Bylaws. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other requirements.

CVB FINANCIAL CORP.

Christopher D. Myers

President and Chief Executive Officer

Dated: April 8, 2016

. MMMMMMMMMMMM CVB Financial Corp. MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 Instead of mailing your proxy, you may choose one of the voting ADD 2 methods outlined below to vote your proxy. ADD 3 ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 7:00 p.m., Pacific Daylight Time, on May 19, 2016. Vote by Internet • Go to www.investorvote.com/CVBF • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. The return of an executed proxy grants the Board of Directors discretionary authority to cumulate votes. 1. Election of Directors: 01 - George A. Borba, Jr. 02 - Stephen A. Del Guercio 03 - Robert M. Jacoby, C.P.A. + 04 - Kristina M. Leslie 05 - Christopher D. Myers 06 - Raymond V. O’Brien III 07 - Hal W. Oswalt Mark here to vote Mark here to WITHHOLD For All EXCEPT - To withhold authority to vote for any FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below: For Against Abstain 2. Ratification of appointment of KPMG, LLP as independent registered public accountants of CVB Financial Corp. for the year ending December 31, 2016. 3. Other business. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and at any and all adjournments thereof. If any other matter is presented, your Proxies will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion. The Board of Directors at present knows of no other business to be presented at the Annual Meeting. B Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below. C Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below. NOTE: Please sign as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1UPX 273861 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on May 19, 2016: The Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2015 are available at: www.cbbank.com/annualmaterials. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CVB FINANCIAL CORP. REVOCABLE PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 19, 2016 THE BOARD OF DIRECTORS IS SOLICITING THIS PROXY I/we hereby nominate, constitute and appoint Robert M. Jacoby, C.P.A. and Richard H. Wohl, and each of them, their attorneys, agents and proxies, with full powers of substitution to each, to attend and act as proxy or proxies at the 2016 Annual Meeting of Shareholders of CVB FINANCIAL CORP., which will be held at the Citizens Business Bank Arena, 4000 East Ontario Center Parkway, Ontario, CA 91764, on Thursday, May 19, 2016, at 7:00 p.m., local time, and at any and all postponements or adjournments thereof, and to vote as I/we have indicated the number of shares which I/we, if personally present, would be entitled to vote. I/we hereby ratify and confirm all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done because of this proxy, and hereby revoke any and all proxies I/we have given before to vote at the Annual Meeting. I/we acknowledge receipt of the Notice of Annual Meeting and the Proxy Statement which accompanies the Notice. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG, LLP. THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NOMINATED BY THE BOARD AND “FOR” PROPOSAL 2. (Continued and to be marked, dated and signed on the other side)